UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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SCHERING-PLOUGH CORPORATION

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A Message from the CEO

Dear Fellow Shareholders,

Continuous transformation is part of our new DNA at Schering-Plough. This is what has been driving our actions and this is what is driving us today — as we seize new opportunities and confront new challenges.

The roadmap for our transformation is our six-year to eight-year strategic Action Agenda, launched in the spring of 2003. After completing the Stabilize, Repair and Turnaround phases, we are now deep into the Build the Base phase. We successfully executed on our strategy of increasing organic growth across a broad and diverse group of products, while also building geographic diversity. The acquisition of Organon BioSciences of the Netherlands in November of last year was a pivotal step in the Build the Base phase. That acquisition opens perhaps the most exciting and important chapter in Schering-Plough’s history, adding both key products and key pipeline projects, as well as strengthening the Company’s global footprint.

Consistent with our vision — to earn trust, every day — our people work with our six Leader Behaviors we established back in 2003. The new culture we have built, and the resilient workforce we have developed, give us much strength to weather new challenges.

We thank our people for their passion, their alignment around our goals, their hard work and their winning spirit.

We thank our Board for their oversight and counsel as we continue our transformational journey.

We especially thank you, our shareholders. Your support and investment has made this journey happen. We will do our best to keep earning your trust, and to reward it.

Sincerely,

Kenilworth, New Jersey
April 23, 2008

Notice of Annual Meeting of Shareholders
May 16, 2008

The Annual Meeting of Shareholders of Schering-Plough Corporation will be held at The University of Memphis, FedEx Institute of Technology, 365 Innovation Drive, Memphis, Tennessee, on Friday, May 16, 2008, at 8:00 a.m. local time. Directions to the FedEx Institute of Technology are available at http://bf.memphis.edu/conferences/directions.php. The purposes of the meeting are to vote on the following proposals and to transact such other business that may properly come before the meeting:

Proposal One	Elect thirteen Directors for a one-year term. The Board recommends a vote FOR each of the Director nominees.

Proposal Two	Ratify the designation of Deloitte & Touche LLP to audit Schering-Plough’s books and accounts for 2008. The Board recommends a vote FOR this proposal.

Only holders of record of common shares at the close of business on March 28, 2008 will be entitled to vote at the meeting or any adjournments or postponements thereof.

For the security of everyone attending the meeting, a shareholder must present both an admission ticket and photo identification to be admitted to the Annual Meeting of Shareholders. The process for shareholders to obtain an admission ticket from Schering-Plough’s transfer agent, The Bank of New York, is described in the proxy statement on page 58.

Your vote is important. Whether or not you plan to attend the meeting, please vote in advance by proxy in whichever way is most convenient — in writing, by telephone or by the internet.

We appreciate your investment in Schering-Plough. We encourage you to participate in Schering-Plough’s governance by voting.

Susan Ellen Wolf
Corporate Secretary and
Vice President – Governance

Kenilworth, New Jersey
April 23, 2008

Proxy Statement

2008 Annual Meeting of Shareholders

The University of Memphis
FedEx Institute of Technology
365 Innovation Drive
Memphis, TN 38152

Friday, May 16, 2008
8:00 a.m.

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Schering-Plough Corporation to be voted at its Annual Meeting of Shareholders on May 16, 2008, and any adjournments or postponements of the Annual Meeting of Shareholders. At the 2008 Annual Meeting of Shareholders, holders of common shares will vote on the following matters:

Proposal One	Elect thirteen Directors for a one-year term. The Board recommends a vote FOR each of the Director nominees.

Proposal Two	Ratify the designation of Deloitte & Touche LLP to audit Schering-Plough’s books and accounts for 2008. The Board recommends a vote FOR this proposal.

The Board of Directors has designated Fred Hassan, Robert J. Bertolini and Susan Ellen Wolf as proxies in connection with the 2008 Annual Meeting of Shareholders. With respect to any other matter that properly comes before the Annual Meeting of Shareholders, these proxies will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

This proxy statement and the accompanying proxy and voting instruction card, together with the 2007 financial report to shareholders and company overview, are being mailed beginning on or about April 23, 2008, to all holders of record of common shares as of the close of business on March 28, 2008. There were 1,621,412,744 common shares outstanding on March 28, 2008.

The address of Schering-Plough’s principal executive offices is 2000 Galloping Hill Road, Kenilworth, New Jersey 07033 and its website is www.schering-plough.com.

PROPOSAL ONE: ELECT THIRTEEN DIRECTORS FOR A ONE-YEAR TERM

The Board has nominated thirteen nominees for election as Directors for a one-year term expiring at the 2009 Annual Meeting of Shareholders. Directors are elected to serve for a one-year term and until their successors have been elected and qualified.

In the event one or more of the named nominees is unable or unwilling to serve, the persons designated as proxies may cast votes for other persons as substitute nominees. The Board of Directors has no reason to believe that any of the nominees named below will be unavailable, or if elected, will decline to serve.

Biographical information is given below for each nominee for Director. All nominees are presently serving as Directors. Craig B. Thompson, M.D. was appointed to the Board on January 2, 2008 and is standing for election for the first time. Dr. Thompson was identified to the Nominating and Corporate Governance Committee as a qualified candidate by a third-party search firm.

Philip Leder, M.D. will retire as a Director at the 2008 Annual Meeting of Shareholders. Schering-Plough appreciates Dr. Leder’s five years of service as a Director and his significant contribution in leading the Science and Technology Committee of the Board since its inception in 2005.

Vote required. A plurality of the votes cast is required for the election of Directors. The Board has adopted a majority vote resignation By-Law. Under that By-Law, should a Director receive withhold votes from a majority of the votes cast for the election of Directors, he or she would promptly offer to resign from the Board; the Board’s Nominating and Corporate Governance Committee (excluding the nominee in question) would recommend that the Board accept the resignation absent a compelling reason otherwise; the Board (excluding the nominee in question) would act on the Nominating and Corporate Governance Committee’s recommendation within 30 days or at its next regularly scheduled meeting, whichever is earlier; and the Board’s decision would be disclosed in a Form 8-K filed with the Securities and Exchange Commission. The majority vote resignation By-Law applies to the election of Directors at the 2008 Annual Meeting of Shareholders and all uncontested elections (where the number of nominees equals the number of Directors to be elected). This By-Law would not apply in a contested election (where the number of nominees exceeds the number of vacancies).

The Board recommends a vote FOR each of the nominees in proposal one.

All nominees are currently serving as Directors

HANS W. BECHERER, Age 72, Retired Chairman, Chief Executive Officer and Chief Operating Officer of Deere & Company (manufacturer of mobile power machinery and supplier of financial services).
Prior History: Mr. Becherer was associated with Deere & Company from 1962 until his retirement in 2000. He was elected President and Chief Operating Officer of Deere & Company in 1987, President and Chief Executive Officer in 1989, and Chairman and Chief Executive Officer in May 1990.
Other: Council on Foreign Relations
Director since: 1989

THOMAS J. COLLIGAN, Age 63, Vice Dean of Executive Education, The Wharton School of the University of Pennsylvania since August 2007.
Prior History: Mr. Colligan is the Retired Vice Chairman of PricewaterhouseCoopers, LLP (accounting firm). He was associated with PricewaterhouseCoopers from 1969 until his retirement in 2004.
Other Directorships: Anesiva, Inc.
Other: Board of Advisors of the Silberman College of Business at Fairleigh Dickinson University
Director since: 2005

FRED HASSAN, Age 62, Chairman of the Board and Chief Executive Officer since April 2003.
Prior History: Mr. Hassan was Chairman of the Board and Chief Executive Officer of Pharmacia Corporation from February 2001 until April 2003, President and Chief Executive Officer of Pharmacia from March 2000 to February 2001, and President and Chief Executive Officer of Pharmacia & Upjohn, Inc. from May 1997 until March 2000. Mr. Hassan was Executive Vice President and a member of the Board of Directors of Wyeth, Inc. (formerly American Home Products Corporation) from 1995 to 1997.
Other Directorships: Avon Products, Inc.
Other: President of International Federation of Pharmaceutical Manufacturers & Associations (IFPMA)
Director since: 2003

C. ROBERT KIDDER, Age 63, Chairman and Chief Executive Officer of 3Stone Advisors LLC (private investment firm) since August 2006.
Prior History: Mr. Kidder was a Principal of Stonehenge Partners, Inc. (private investment firm) from April 2004 to July 2006. He was Chairman and Chief Executive Officer of Borden, Inc. from 1995 to 2003. He was also a Founding Partner of Borden Capital Management Partners. Prior to that, he was at Duracell International Inc. from 1980 to 1994, assuming the role of President and Chief Executive Officer in 1984.
Other Directorships: Morgan Stanley
Other: Board of Trustees of Columbus Children’s Hospital, President of Wexner Center Foundation and member of the Board of Ohio University.
Director since: 2005

EUGENE R. MCGRATH, Age 66, Retired Chairman, President and Chief Executive Officer and current Director of Consolidated Edison, Inc. (energy company).
Prior History: Mr. McGrath has been associated with Consolidated Edison since 1963. He served as Chairman, President and Chief Executive Officer from October 1997 until September 2005, and Chairman until February 2006. He served as Chairman and Chief Executive Officer of Consolidated Edison’s subsidiary, Consolidated Edison Company of New York, Inc., from September 1990 until September 2005 and as Chairman until February 2006.
Other: Director or Trustee of AEGIS Insurance Services, GAMCO Investors, Inc. and the Wildlife Conservation Society.
Director since: 2000

CARL E. MUNDY, JR., Age 72, Retired General, Former Commandant of the Marine Corps.
Prior History: General Mundy entered the Marine Corps in 1953. He held senior positions of operational command and top-level management prior to appointment as Commandant and Joint Chiefs of Staff member in 1991. He led the Marine Corps and served as military adviser to the President and Secretary of Defense from 1991 to 1995.
Other Directorships: General Dynamics Corporation
Other: Chairman of the Marine Corps University Foundation. Past member of the boards of advisors to the Comptroller General of the United States and the Navy League of the United States, and the Council on Foreign Relations. Past President of Worldwide Operations of the United Services Organization.
Director since: 1995

ANTONIO M. PEREZ, Age 62, Chairman of the Board and Chief Executive Officer of Eastman Kodak Company (Kodak) (imaging innovator).
Prior History: Mr. Perez has served Kodak as Chairman of the Board since January 2006, Chief Executive Officer since May 2005 and President from April 2003 to September 2007. Prior to joining Kodak, Mr. Perez served as an independent consultant for large investment firms, providing counsel on the effect of technology shifts on financial markets; served as President and Chief Executive Officer of Gemplus International from June 2000 to December 2001; and before that held several senior management positions over a twenty-five-year career with Hewlett-Packard Company.
Other: Member of Business Council and Business Roundtable. Mr. Perez also serves as Chairman of the Diversity Best Practices Initiative.
Director since: 2007

PATRICIA F. RUSSO, Age 55, Chief Executive Officer and Director of Alcatel-Lucent (communications company) since December 2006.
Prior History: Ms. Russo served as Chairman from 2003 to 2006 and Chief Executive Officer and President from 2002 to 2006 of Lucent Technologies Inc. Ms. Russo was President and Chief Operating Officer of Eastman Kodak Company from April 2001 and Director from July 2001, and Chairman of Avaya Inc. since December 2000, until she rejoined Lucent in January 2002. Ms. Russo was Executive Vice President and Chief Executive Officer of the Service Provider Networks business of Lucent from November 1999 to August 2000 and served as Executive Vice President from 1996 to 1999. Prior to that, she held various executive positions with Lucent and AT&T.
Director since: 1995

JACK L. STAHL, Age 55, Retired President and Chief Executive Officer of Revlon, Inc. (cosmetics company).
Prior History: Mr. Stahl served as President and Chief Executive Officer of Revlon from February 2002 to September 2006 and Director from March 2002 to September 2006. Mr. Stahl also served as President and Chief Operating Officer of The Coca-Cola Company from February 2000 to March 2001. Prior to that, Mr. Stahl held various senior executive operational and financial positions at The Coca-Cola Company where he began his career in 1979.
Other: Chairman of the Board of the United Negro College Fund and a member of the Board of Governors of the Boys & Girls Clubs of America.
Director since: 2007

CRAIG B. THOMPSON, M.D., Age 55, Director of the Abramson Cancer Center and Professor of Medicine at the University of Pennsylvania School of Medicine.
Prior History: Dr. Thompson was a Professor of Medicine, Investigator in the Howard Hughes Medical Institute, and Director of the Gwen Knapp Center for Lupus and Immunology Research at the University of Chicago from 1993 to 1999. Dr. Thompson was a Professor, Department of Medicine, at the University of Michigan from 1987 to 1993, and Professor of Medicine at Uniformed Services University of the Health Sciences from 1982 to 1987. Prior to that, he was a Senior Fellow, Hematology & Oncology at the Fred Hutchinson Cancer Research Center from 1983 to 1985 and a physician at the National Naval Medical Center from 1981 to 1983.
Other: Chairman of the Medical Advisory Board at the Howard Hughes Medical Institute and member of the advisory boards of St. Jude Children’s Research Hospital and M.D. Anderson Cancer Center.
Director since: 2008

KATHRYN C. TURNER, Age 60, Chairperson, Chief Executive Officer and President of Standard Technology, Inc. (management and technology solutions firm) since 1985. Other Directorships: ConocoPhillips and Carpenter Technology Corporation
Director since: 2001

ROBERT F.W. VAN OORDT, Age 71, Chairman of the Supervisory Board of Unibail-Rodamco S.A. (largest real estate investment company in Europe).
Prior History: Mr. van Oordt served as Chief Executive Officer of Rodamco Europe N.V. from March 2000 to June 2001. Mr. van Oordt served as Chairman of the Executive Board of NV Koninklijke KNP BT (producer of paper and distributor of graphic and office products) from March 1993, following the merger of three Dutch-based industrial corporations, including Bührmann-Tetterode N.V., until his retirement in April 1996. He has also served as a Director of Nokia Corporation.
Other Directorships: Fortis Bank N.V. (Be) and Supervisory Board of
Draka Holding N.V. (N.L.)
Other: Member of the International Advisory Board of Nijenrode University
Director since: 1992

ARTHUR F. WEINBACH, Age 64, Executive Chairman and Chairman of the Board of Broadridge Financial Solutions, Inc. (financial services company). Mr. Weinbach assumed his current position in April 2007.
Prior History: Mr. Weinbach was associated with Automatic Data Processing, Inc. (ADP) since 1980, serving as Chairman and Chief Executive Officer from 1998 to 2006. Mr. Weinbach retired as Chief Executive Officer in 2006 and retired as Chairman in November 2007.
Other: Trustee of New Jersey Seeds
Director since: 1999

Director Independence

Schering-Plough is subject to the New York Stock Exchange independence requirements for Directors and has adopted the more restrictive Schering-Plough Board Independence Standard, which is included in the Corporate Governance Guidelines. The Guidelines are available on Schering-Plough’s website at www.schering-plough.com. The Standard requires that:

•	A Director will not be independent until three years after Schering-Plough receives or makes payments to another company where the Director is an executive officer or employee or an immediate family member is an executive officer.
•	A Director will not be independent until four years after the end of a relationship, where the Director was, or whose immediate family member was:

•	an executive officer of Schering-Plough; or
•	affiliated with or employed by the independent auditor; or
•	an executive officer of another company where any of Schering-Plough’s current executives serve on that company’s compensation committee.

•	Directors are independent of any particular constituency and are able to represent all shareholders of Schering-Plough.
•	In the event that a Director is an executive officer or an employee, or his/her immediate family member is an executive officer, of a charitable organization that receives payments from Schering-Plough which, in any single fiscal year, exceed the greater of $500,000 or 2% of the charitable organization’s gross revenues, such payments will be disclosed in the proxy statement.

The Nominating and Corporate Governance Committee assists the Board with the assessment of Director independence. For more information about the procedures used to assess independence, see “Procedures for Related Party Transactions and Director Independence Assessments” beginning on page 16.

The Nominating and Corporate Governance Committee and the Board have determined that (1) Hassan is not independent because as Chairman of the Board and CEO of Schering-Plough, he is an officer and employee of Schering-Plough; (2) all other Director nominees are independent under the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard; (3) each independent Director has no material relationship with Schering-Plough; and (4) prior to retiring in 2008, Leder was not independent because of certain transactions between Schering-Plough and a company where his son is the chief executive officer (for additional information, see “Certain Transactions” on page 8).

The Nominating and Corporate Governance Committee and the Board have determined that all members of the Audit Committee—Directors Becherer, Colligan, McGrath and van Oordt—also are independent pursuant to the requirements of Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the Exchange Act).

Board Meetings and Attendance of Directors

The Board of Directors held 8 meetings in 2007, including a two-day strategic planning meeting. All Directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board, and (2) the total number of meetings held by all Committees of the Board on which they served.

Director Attendance at Annual Meetings of Shareholders

Directors are expected to attend Annual Meetings of Shareholders unless an emergency or illness makes such attendance impossible or imprudent. Since 1990, only one Director has missed an Annual Meeting of Shareholders (due to illness), and all other Directors have attended all Annual Meetings of Shareholders, including the 2007 Annual Meeting of Shareholders.

Lead Director

On the recommendation of the Nominating and Corporate Governance Committee, the Board has established a practice for appointing a Lead Director with the following duties:

•	Leads non-management Board sessions;
•	Leads any Board meeting where the Chairman is not present;
•	If needed, serves as a liaison between the Chairman and the independent Directors; and
•	May call a Board meeting if the Chairman is not available to do so.

The Lead Director service period is a calendar year. The Lead Director is designated from the independent Directors who chair Board Committees. Robert F.W. van Oordt has been designated as the Lead Director for 2008.

Executive Sessions of the Board of Directors

As required by the Corporate Governance Guidelines, the Board periodically meets in executive session without any Director present who is also a member of management. During 2007, the Board held five such sessions.

Executive sessions are chaired by the Lead Director, or in his or her absence, by another independent Director who chairs a Committee of the Board.

Board Turnover

In light of routine inquiries about Board turnover, the following information is provided:

Between 2002 (the year in which the Board announced the intention to replace R.J. Kogan as Chairman and CEO) and the date of the 2008 Annual Meeting of Shareholders, seven Directors have joined the Board and eight Directors will have left the Board.

Specifically, during 2002, Directors Herzlinger, Morley and Wood left the Board; during 2003, the year in which Hassan joined Schering-Plough, Hassan and Leder joined the Board, while Kogan left the Board; during 2004, Komansky and Miller left the Board; during 2005, Colligan and Kidder joined the Board; during 2006, Osborne left the Board; during 2007, Perez and Stahl joined the Board; and during 2008, Thompson joined the Board and, in May, Leder will leave the Board.

Director Education

During 2007, all Directors participated in a customized Director Education module on the global changes in new drug development, approvals and provisions of the FDA Critical Path Initiative. The module consisted of an hour-long presentation and interactive session, led by an outside expert.

Additional education is provided throughout the year, as needed, on matters pertinent to Committee work and Board deliberations. Subjects covered for the full Board or certain Board Committees during education sessions in 2007 included a one-hour presentation on the regulatory and pricing environment in Europe; a half-hour presentation on pharmaceutical sciences and a half-hour presentation on SEC regulations relating to the disclosure of executive compensation.

During 2007, Directors also toured operations at three Schering-Plough sites—a manufacturing facility in Miami Lakes, Florida; a manufacturing facility in Comazzo, Italy; and a research facility in Milan, Italy.

Each Director earned at least five additional education credit hours by participating in these activities. Several Directors also attended general Director education programs offered by third parties during 2007.

Director Compensation

Hassan receives no compensation for his service as a Director.

All other Directors receive compensation pursuant to the Directors Compensation Plan as described in more detail below. These Directors receive no compensation, directly or indirectly, from Schering-Plough other than pursuant to the Directors Compensation Plan.

The Process for Reviewing and Determining Director Compensation. The Nominating and Corporate Governance Committee, pursuant to its charter, is responsible for conducting an annual assessment of non-employee Director compensation and benefits. The Committee members are all independent as defined in the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard described in “Director Independence” on page 5.

As part of the assessment, the Committee considers the amount of Director compensation and the mix of compensation instruments. The Committee uses independent benchmarking data relating to Director compensation compiled by the National Association of Corporate Directors for similar-sized companies in both the pharmaceutical and health care industries. The Committee also considers feedback from shareholders about Director compensation.

Director Compensation Philosophy. The Nominating and Corporate Governance Committee targets Director compensation at the median of total compensation paid at the pharmaceutical and health care companies discussed above. The Committee believes Directors at companies in these global industries face oversight and analytical issues similar to those faced by Schering-Plough Directors. The Committee believes the current compensation paid to Directors is reasonable in light of the service they provide to Schering-Plough.

Directors Compensation Plan. In 2006, at the recommendation of the Committee and the Board, shareholders approved a new, more transparent Directors Compensation Plan. The Committee drew from the Non-Employee Director Compensation Policy published by the Council of Institutional Investors and outside counsel for plan design. The new Plan became effective June 1, 2006.

Under the Plan, non-employee Directors receive a set amount for service on the Board. The amount is paid in a mix of two-thirds in cash and one-third in common shares. Directors who serve either on the Audit Committee or as the Chair of any other Board Committee receive an additional service fee paid in cash. There is no additional service fee for the Committee Chair of the Executive Committee.

Directors may elect to defer receipt of their Director fees. Directors may elect to defer the cash component of their compensation in either an account that grows/diminishes in value as if invested in Schering-Plough common shares (with dividend equivalents reinvested) or in an account that earns interest at a market rate. Directors may also elect to defer the share component of their compensation in an account that grows/diminishes in value as if invested in Schering-Plough common shares (with dividend equivalents reinvested).

Director Stock Ownership. Director stock ownership is considered in conjunction with Director compensation. Director stock ownership also is a valuable tool to align Directors’ interests with those of Schering-Plough shareholders. The Nominating and Corporate Governance Committee considers Director ownership of Schering-Plough equity and recommends ownership requirements to the Board. In 2005, the Board established stock ownership requirements for all Directors and included the requirements in the Corporate Governance Guidelines. The current requirement is 5,000 common shares (including deferred stock units) within three years of joining the Board, and all Directors have achieved this stock ownership requirement, except for Perez, Stahl and Thompson who joined the Schering-Plough Board of Directors within the last year.

2007 Director Compensation. For 2007 service, Directors received (1) a base Director fee of $200,000, two-thirds of which was paid in cash and one-third of which was paid in unrestricted Schering-Plough common shares; and (2) an additional service fee of $15,000 for each eligible Director who served either on the Audit Committee or as the Chair of any other Board Committee. Committee Chairs who were also members of the Audit Committee were only paid one additional service fee.

Director compensation did not include personal benefits in 2007. Director compensation will not include personal benefits in 2008. Directors occasionally receive complimentary Schering-Plough consumer products, like

Dr. Scholl’s and Coppertone products, and spouses are invited to travel with Directors to meetings every few years, the last time being in 2007. At these meetings, the spouses typically attend certain portions of the business activities, such as touring Schering-Plough operations and Director education modules. During 2007, the Schering-Plough Foundation matched gifts made by several Directors under the Schering-Plough matching gift program (which allows gifts to universities, hospitals and hospices) on the same basis as employees. The Nominating and Corporate Governance Committee has instructed the Foundation that beginning January 1, 2008, Directors are no longer eligible to participate in the program. In 2007, the total cost to Schering-Plough for all such items has been under $10,000 per Director, except for Weinbach as described in the table below.

2007 Director Compensation Table

The following table includes all compensation to outside Directors during 2007.

					Changes in
					Pension Value
					and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	in Cash ($)(1)	($)(2)	($)	($)	Earnings	($)(3)	($)

Hans W. Becherer	$148,333	$66,667	$—	$—	$—	$—	$215,000
Thomas J. Colligan	148,333	66,667	—	—	—	—	215,000
C. Robert Kidder	133,333	66,667	—	—	—	—	200,000
Philip Leder, M.D.	148,333	66,667	—	—	—	—	215,000
Eugene R. McGrath	148,333	66,667	—	—	—	—	215,000
Carl E. Mundy, Jr.	133,333	66,667	—	—	—	—	200,000
Antonio M. Perez	133,333	66,667	—	—	—	—	200,000
Patricia F. Russo	148,333	66,667	—	—	—	—	215,000
Jack L. Stahl	133,333	66,667	—	—	—	—	200,000
Craig B. Thompson, M.D.(4)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Kathryn C. Turner	133,333	66,667	—	—	—	—	200,000
Robert F.W. van Oordt	148,333	66,667	—	—	—	—	215,000
Arthur F. Weinbach	148,333	66,667	—	—	—	10,692	225,692
All Directors	$1,704,996	$800,004	$—	$—	$—	$10,692	$2,515,692

(1)	Includes the cash portion of the Director fee (whether paid or deferred). Kidder, Mundy, Perez, Stahl and Turner did not serve on Schering-Plough’s Audit Committee or serve as a Chair of any Board Committee, and, as a result, did not receive the $15,000 additional service fee.

(2)	Includes the common share portion of the Director fee (whether awarded or deferred). Amounts represent the full grant date fair value of the common share portion of the Director fee, as computed pursuant to FAS 123R, due to the fact that those shares are fully vested.

(3)	Includes a $10,000 gift to a university (under a program that has since been discontinued) and $692 for expenses when Mrs. Weinbach accompanied Mr. Weinbach to a meeting.

(4)	Thompson was not a Director during 2007.

Certain Transactions

Dr. Leder’s son, Ethan Leder, is chief executive officer of United BioSource Corporation, which provides specialized pharmaceutical services, including pharmacoeconomic information and analysis. Schering-Plough, for many years, has obtained services from companies that are part of the United BioSource family of companies (going back to a period before Dr. Leder joined the Schering-Plough Board and before Ethan Leder became affiliated with such companies). During 2007, Schering-Plough’s business with these companies totaled approximately $1 million, which was under 2% of United BioSource Corporation’s annual gross revenues for the 2007 fiscal year. The Nominating and Corporate Governance Committee and the Board of Directors determined that Dr. Leder is not independent as a result of these transactions. Since joining the Board, Dr. Leder has never been a member of a Board Committee for which independence is required.

For more information about the procedures used to assess independence, see “Procedures for Related Party Transactions and Director Independence Assessments” beginning on page 16.

PROPOSAL TWO: RATIFY THE DESIGNATION OF DELOITTE & TOUCHE LLP TO AUDIT SCHERING-PLOUGH’S BOOKS AND ACCOUNTS FOR 2008

The Audit Committee selected Deloitte & Touche LLP (Deloitte) to audit Schering-Plough’s books and accounts for the year ending December 31, 2008 and will offer a resolution at the Annual Meeting of Shareholders to ratify the designation. Although shareholder ratification is not required, the designation of Deloitte is being submitted for ratification at the 2008 Annual Meeting of Shareholders because Schering-Plough believes it is a matter of good corporate governance practice.

Representatives of Deloitte will be present at the meeting to respond to appropriate questions. They will have an opportunity, if they desire, to make a statement at the meeting.

Vote required. The affirmative vote of a majority of the votes cast is needed to ratify the designation of Deloitte.

The Board of Directors recommends a vote FOR proposal two.

Information About Deloitte’s Fees

Aggregate fees for 2007 and 2006 services provided by Deloitte and its affiliates to Schering-Plough and its subsidiaries are as follows:

Type Services Provided	2007 Fees	2006 Fees

Audit Fees (1)	$14,254,000	$8,416,303
Audit-Related Fees (2)	847,000	845,734
Tax Fees (3)	296,000	332,727
All Other Fees	0	0

(1)	Audit fees were for professional services rendered for the integrated audit of Schering-Plough’s annual consolidated financial statements, review of financial statements included in Schering-Plough’s 10-Qs, the Sarbanes-Oxley Section 404 attestation and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings and engagements.

The 2007 fees include various audit services related to the acquisition of Organon BioSciences. These services primarily pertained to Schering-Plough’s numerous capital raising activities in connection with the financing of the acquisition, the audit of Schering-Plough’s valuation of the acquired company and the consolidated and statutory audits of Organon BioSciences and its subsidiaries.

(2)	Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit of the annual financial statements and the review of the financial statements in the 10-Qs, such as audits of employee benefits plans, consultation on accounting and auditing matters, agreed upon procedures under commercial contracts and requested audits or agreed upon procedures regarding corporate matters or subsidiaries.

(3)	Tax fees were for preparation of international tax returns and other tax compliance services directly related to such returns. (In situations where the tax return in question has not yet been completed because it is not yet due, the work relates to the 2007 tax year and the related fees have been pre-approved but will not be billed until the tax return is completed.) As discussed below, the Audit Committee has specified that it will not approve the provision of general tax planning or tax strategy services by the independent registered public accountants.

Pre-Approval Process for Work Performed by Deloitte and Related Fees

The Audit Committee has a policy to pre-approve all services provided by Deloitte or its affiliates and the related fees. They did so for all 2007 and 2006 services and will continue the pre-approval process in the future. The pre-approval process includes the following steps:

•	Deloitte, Schering-Plough management and Schering-Plough counsel each confirm that the proposed services are not prohibited services by regulations of the SEC or the Public Company Accounting Oversight Board.
•	The Committee determines that neither the nature of the services provided, nor the related fees, would impair the independence of Deloitte.
•	Deloitte provides a written report to the Committee at least quarterly listing the services that have been pre-approved and the related fees, broken down by project and classified into categories of audit, audit-related, tax and all other fees.
•	The Committee has specified that it will not approve any fees for general tax planning or tax strategy services.

Information About the Audit Committee of the Board of Directors and its Practices

Membership and Independence. The Audit Committee of the Board of Directors has four members. Each member is an independent Director, as independence is defined by the New York Stock Exchange listing standards, the more restrictive Schering-Plough Board Independence Standard and the requirements of Rule 10A-3(b)(1) under the Exchange Act.

Functions and Process. The Audit Committee operates under a written charter adopted by the Board. The charter is available on Schering-Plough’s website at www.schering-plough.com.

The Audit Committee selects, evaluates and oversees the work of the independent registered public accountants and holds regular private sessions with them. The Audit Committee also oversees the work of the global internal auditors and holds regular private sessions with the senior internal audit executive and other executives as considered appropriate by the Committee.

The Board has determined that the Committee Chairman, Thomas J. Colligan, meets the SEC requirements for, and has designated him as, the Audit Committee Financial Expert.

Audit Committee Report

The Audit Committee is appointed by the Board to assist the Board in its oversight function by monitoring, among other things, the integrity of Schering-Plough’s consolidated financial statements, the financial reporting process, the independence and performance of the independent registered public accountants, and the performance of the internal auditors. It is the responsibility of Schering-Plough’s management to prepare financial statements in accordance with generally accepted accounting principles and of the independent registered public accountants to audit those financial statements. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate and, where appropriate, replace the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management, the independent registered public accountants and the internal auditors. Management represented to the Audit Committee that Schering-Plough’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management, the independent registered public accountants and the internal auditors. The Audit Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered public accountants their independence from Schering-Plough and its management.

Based on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and set forth in the charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Schering-Plough’s 2007 10-K for filing with the SEC.

AUDIT COMMITTEE

Thomas J. Colligan, Chairman
Hans W. Becherer
Eugene R. McGrath
Robert F. W. van Oordt

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners

Set forth below is certain information with respect to those persons who are known to Schering-Plough to own beneficially more than 5% of the outstanding Schering-Plough common shares.

	Common Shares	Percent
Name and Address of Beneficial Owner	Beneficially Owned	of Class

Wellington Management Company, LLP (1)
75 State Street
Boston, MA 02109	190,544,131	11.76%

(1)	As reported on Schedule 13G/A filed with the SEC on February 14, 2008, Wellington Management Company, LLP, in its capacity as investment adviser (held of record by clients of Wellington Management), has (i) shared power to vote or direct the vote of 92,703,081 common shares and (ii) shared power to dispose or direct the disposition of 190,544,131 common shares.

Common Share and Common Share Equivalents Ownership of Directors and Officers

Set forth below in the column titled “Number of Common Shares” is information with respect to beneficial ownership of Schering-Plough common shares as of March 28, 2008, by each Director, the executive officers named in the Summary Compensation Table and by all Schering-Plough Directors and executive officers as a group. Set forth below in the column titled “Number of Common Share Equivalents” is the number of common share equivalents (which grow/diminish like common shares) credited as of March 28, 2008, to the accounts of Schering-Plough’s non-employee Directors.

		Number of
	Number of	Common
	Common	Share	Total
Name	Shares(1)	Equivalents(4)	Ownership

Hans W. Becherer	9,600	57,140	66,740
Thomas J. Colligan	9,787	14,751	24,538
Fred Hassan(2)(7)	4,970,800	0	4,970,800
C. Robert Kidder	16,472	1,893	18,365
Philip Leder, M.D.	15,594	4,258	19,852
Eugene R. McGrath	27,991	33,542	61,533
Carl E. Mundy, Jr.	22,986	19,745	42,731
Antonio M. Perez	2,093	0	2,093
Patricia F. Russo	46,383	31,525	77,908
Jack L. Stahl	2,093	0	2,093
Craig B. Thompson, M.D.(6)	N/A	N/A	N/A
Kathryn C. Turner	5,332	23,719	29,051
Robert F.W. van Oordt	31,271	70,164	101,435
Arthur F. Weinbach	11,689	56,414	68,103
Robert J. Bertolini(2)(3)	1,234,971	0	1,234,971
Carrie S. Cox(2)	950,539	0	950,539
Thomas P. Koestler, Ph.D.(2)	517,596	0	517,596
Thomas J. Sabatino, Jr.(2)	729,221	0	729,221
Brent Saunders(2)	448,127	0	448,127
All Directors and executive officers as a group including those above (23 persons)	10,423,714(2,3)	314,592(5)	10,738,306(2,3)

(1)	The total for each individual, and for all Directors and executive officers as a group, is less than 1% of the outstanding common shares (including shares which could be acquired within 60 days of March 28, 2008 through the exercise of outstanding options or the distribution of shares under Schering-Plough’s stock incentive plans). In addition, the total includes common share equivalents that are payable in stock upon a Director’s cessation of service on the Board pursuant to a deferral feature of the prior Directors Stock Award Plan and the new Directors Compensation Plan. Of the totals shown, these include 1,443 for Colligan; 6,128 for Kidder; 10,677 for McGrath; 3,310 for Mundy; 2,093 for Perez; 23,583 for Russo; 2,093 for Stahl; 5,813 for van Oordt; and 2,939 for Weinbach. The information shown is based upon information furnished by the respective Directors and executive officers.

(2)	Includes shares which could be acquired through the exercise of outstanding options or distributed under Schering-Plough’s stock incentive plans within 60 days of March 28, 2008. Of the totals shown these include: 4,360,000 for Hassan; 1,170,000 for Bertolini; 859,334 for Cox; 475,000 for Koestler; 691,666 for Sabatino; 426,668 for Saunders and 9,293,671 for all Directors and executive officers as a group.

(3)	Includes 5,957 shares beneficially owned by Bertolini, and, in the amount shown for All Directors and executive officers as a group, also 4,636 shares beneficially owned by two other executive officers as of December 31, 2007 in Schering-Plough’s qualified 401(k) plan over which they have voting and investment power.

(4)	Includes common share equivalents credited to non-employee Directors under the prior Directors Deferred Compensation Plan and to participating non-employee Directors under the prior Directors Deferred Stock Equivalency Program, plus dividends credited, rounded to the nearest whole number. The equivalents are paid in cash following cessation of service as a Director based on the market value of Schering-Plough common shares at that time. Of the totals shown, these include 39,768 for Becherer; 2,834 for Colligan; 1,893 for Kidder; 4,258 for Leder; 27,316 for McGrath; 11,425 for Mundy; 31,525 for Russo; 6,347 for Turner; 70,164 for van Oordt; and 29,957 for Weinbach.

Also includes common share equivalents credited to participating non-employee Directors under a deferral feature of the prior Directors Stock Award Plan and the new Directors Compensation Plan excluding those common share equivalents included in the column “Number of Common Shares.” The equivalents are paid in stock at the end of the deferral period. Of the totals shown, these include 17,372 for Becherer; 11,917 for Colligan; 6,226 for McGrath; 8,320 for Mundy; 17,372 for Turner and 26,457 for Weinbach.

For additional information, see “Director Compensation” beginning on page 7.

(5)	Includes 1,441 common share equivalents credited to one executive officer’s account as of December 31, 2007 in Schering-Plough’s unfunded savings plan.

(6)	Thompson only recently joined the Board, in 2008, and does not yet own any Schering-Plough shares.

(7)	Includes shares purchased with personal funds in 2003, but does not include shares Hassan has committed to purchase with $2 million of personal funds in 2008 upon receiving legal clearance to do so (anticipated following announcement of first quarter earnings for 2008).

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, officers and beneficial owners of more than 10% of Schering-Plough’s outstanding common shares are required by Section 16(a) of the Exchange Act and related regulations to file ownership reports on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange and to furnish Schering-Plough with copies of these reports.

Schering-Plough believes that all required Section 16(a) reports were timely filed in 2007. Schering-Plough’s belief is based solely upon a review of:

•	Forms 3 and 4 filed during 2007; and
•	Representation letters from those who did not file a Form 5 stating that no Form 5 was due.

CORPORATE GOVERNANCE

Shareholder Relations

Listening to, learning from and communicating with shareholders is the heart of Schering-Plough’s shareholder relations program.

Schering-Plough has a robust investor relations program that includes presentations to shareholders by senior management and other key employees, as well as dialogue between shareholders and senior management and the investor relations professionals. In addition, since 2003, Directors and members of the new management team have participated regularly in transparent and interactive dialogue with investors about a number of governance and social issues, including executive compensation (examples include participation in a “say for pay” study group and a dialogue that led to the issuance of performance-based stock options each year since 2005); Board structure and elections (examples include declassification of the Board and a majority vote provision for the election of Directors in the By-Laws); health care matters (such as health care reform; access to health care by the indigent, disadvantaged or working poor; and careful use of antibiotics for animals to combat resistance); and other issues of social concern (examples include animal welfare and web-posting of political contributions).

The shareholder relations function at Schering-Plough is shared between Investor Relations, which covers issues regarding Schering-Plough’s business, financial matters and stock performance, and Corporate Governance, which covers issues regarding Schering-Plough’s corporate governance and social issues. Corporate officers serve as liaisons between shareholders, members of senior management and the Board. Shareholders are asked to use the contacts noted below to ensure that information is conveyed to senior management and the Board. These corporate officers also arrange direct interaction of senior management members and the Board with shareholders as appropriate.

Alex Kelly	Susan Ellen Wolf
Group Vice President – Global Communications and Investor Relations	Corporate Secretary and Vice President – Governance
Schering-Plough Corporation	Schering-Plough Corporation
2000 Galloping Hill Road	2000 Galloping Hill Road
Mail Stop: K-1-4-4275	Mail Stop: K-1-4-4525
Kenilworth, NJ 07033	Kenilworth, NJ 07033
Phone: 908-298-7436	Phone: 908-298-3636
Fax: 908-298-7082	Fax: 908-298-7303

Corporate Governance Guidelines

Schering-Plough believes that good corporate governance practices create a solid foundation for achieving its business goals and keeping the interests of its shareholders and other stakeholders in perspective. Under Hassan’s leadership, in 2003, Schering-Plough adopted a new Vision— to earn trust, every day— and new Leader Behaviors: shared accountability and transparency, cross-functional teamwork and collaboration, listening and learning, benchmarking and continuously improving, coaching and developing others, and business integrity.

Schering-Plough has long recognized the importance of good corporate governance, first adopting its Statement of Corporate Director Policies in 1971, which among other things required that a majority of the Board be independent. In 2004, the Board adopted Corporate Governance Guidelines, consistent with the new Vision and Leader Behaviors. The Board, with oversight by the Nominating and Corporate Governance Committee, reviews and enhances the governance practices, including the Corporate Governance Guidelines and the charters of the Board Committees, on a regular basis. The Guidelines and Committee charters are available on Schering-Plough’s website at www.schering-plough.com.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the members of those Committees are independent Directors, as independence is defined in the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard. Members of the Audit Committee all meet the independence requirements set forth in Rule 10A-3(b)(1) under the Exchange Act. The charters of these Committees have been adopted by the Board and are available on Schering-Plough’s website at www.schering-plough.com.

The Board of Directors also has a standing Business Practices Oversight Committee, a Finance Committee and a Science and Technology Committee. The charters of these Committees are available on Schering-Plough’s website at www.schering-plough.com.

Table of Committee Membership and Meetings

The following table names the Directors who Chair and serve as members on each Committee.

		Business			Nominating &
		Practices			Corporate	Science &
	Audit	Oversight	Compensation	Finance	Governance	Technology

Hans W. Becherer	Member		Chair		Member
Thomas J. Colligan	Chair			Member
Fred Hassan
C. Robert Kidder			Member	Member
Philip Leder, M.D.		Member				Chair
Eugene R. McGrath	Member	Member				Member
Carl E. Mundy, Jr.		Member		Member	Member
Antonio M. Perez					Member
Patricia F. Russo			Member		Chair
Jack L. Stahl			Member	Member
Craig B. Thompson, M.D.						Member
Kathryn C. Turner		Member		Member	Member	Member
Robert F.W. van Oordt	Member	Chair			Member
Arthur F. Weinbach			Member	Chair
Number of meetings in 2007	11	4	4	5	5	2

Schering-Plough also has an Executive Committee which meets as needed in the interim between Board meetings. It did not meet in 2007. In early 2008, the Board established a special committee to consider a derivative demand from a shareholder. That special committee is chaired by Jack L. Stahl and its other members are Kathryn C. Turner and Eugene R. McGrath.

Committee Functions. Audit Committee functions include: selecting the independent registered public accountants, subject to shareholder ratification; providing oversight of the independent registered public accountants’ independence, qualifications and performance; assisting the Board in its oversight function by monitoring the integrity of Schering-Plough’s financial statements; the performance of the internal audit function; and compliance by Schering-Plough with legal and regulatory requirements. For additional information, see ‘‘Information About the Audit Committee of the Board of Directors and its Practices” and the “Audit Committee Report” beginning on page 10.

Business Practices Oversight Committee functions include: assisting the Board with oversight of non-financial compliance systems and practices and related management activities, including regulatory requirements prescribed by the U.S. Food and Drug Administration and the European Agency for the Evaluation of Medicinal Products; and assisting the Board with oversight of systems for compliance with Schering-Plough’s Standards of Global Business Practices.

Compensation Committee functions include: discharging the Board’s responsibilities relating to the compensation of executive officers; approving, evaluating and administering executive compensation plans, policies and programs; and making recommendations to the Board regarding equity compensation and incentive plans. For additional information, see “Information About the Compensation Committee of the Board of Directors and its Practices” beginning on page 17.

Finance Committee functions include assisting the Board with oversight of strategic financial matters and capital structure, and recommending the dividend policy to the Board.

Nominating and Corporate Governance Committee functions include: assisting the Board with Board and Committee structure; identifying nominees (and considering shareholder nominees in accordance with provisions of the By-Laws described on page 60); Director independence; and outside Director compensation. More information about the Committee is provided below.

Science and Technology Committee functions include assisting the Board of Directors in the general oversight of science and technology matters that impact Schering-Plough’s business and products.

Information About the Nominating and Corporate Governance Committee of the Board of Directors and its Practices

Membership and Independence. The Nominating and Corporate Governance Committee has six members. Each member is an independent Director, as independence is defined in the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard.

Functions and Process. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board. The charter is available on the Schering-Plough website at www.schering-plough.com.

The Nominating and Corporate Governance Committee identifies Director nominees, and is responsible for the independence standards and assessments. The Nominating and Corporate Governance Committee assesses and recommends outside Director compensation. The Nominating and Corporate Governance Committee recommends the structure of the Board and Committees. It also recommends Committee function and membership. The Nominating and Corporate Governance Committee determines the process for the annual Board and Committee performance assessments, the content of Committee charters and the Corporate Governance Guidelines.

Director Nominees

One of the Nominating and Corporate Governance Committee’s most important functions is the identification of Director nominees. The Committee considers nominees from all sources, including shareholders, nominees submitted by other outside parties and candidates known to current Directors. The Committee also has from time to time retained an expert search firm (that is paid a fee) to help identify candidates possessing the minimum criteria and other qualifications identified by the Committee as being desired in connection with a vacancy on the Board. All candidates must meet the minimum criteria for Directors established by the Committee. These criteria, listed in Schering-Plough’s Corporate Governance Guidelines, are:

•	Nominees have the highest ethical character and share the values of Schering-Plough as reflected in the Leader Behaviors: shared accountability and transparency, cross-functional teamwork and collaboration, listening and learning, benchmarking and continuously improving, coaching and developing others and business integrity;
•	Nominees are highly accomplished in their respective field, with superior credentials and recognition;
•	The majority of Directors on the Board are required to be independent as required by the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard;
•	Nominees are selected so that the Board of Directors represents a diversity of expertise in areas needed to foster Schering-Plough’s business success, including science, medicine, finance, manufacturing, technology, commercial activities, international affairs, public service, governance and regulatory compliance. Nominees are also selected so that the Board of Directors represents a diversity of personal characteristics, including gender, race, ethnic origin and national background; and
•	Nominees must indicate that they have the time and commitment to provide energetic and diligent service to Schering-Plough.

The Nominating and Corporate Governance Committee considers shareholder nominees for Director and bona fide candidates for nominations that are submitted by other third parties.

Candidates are evaluated in the same manner regardless of who first suggests they be nominated. The candidate’s credentials are provided to the Nominating and Corporate Governance Committee by the Corporate Secretary with the advance materials for the next Committee meeting. If any member of the Committee believes the candidate may be qualified to be nominated, the Committee discusses the matter at the meeting. For each candidate who is discussed at a meeting, the Committee decides whether to further evaluate the candidate. Evaluation includes a thorough background check, interaction and interviews with Committee members and other Directors and discussion about the candidate’s availability and commitment. When there is a vacancy on the Board, the best candidate from all evaluated sources is recommended by the Committee to the full Board to consider for nomination.

Communications with Directors

The Board of Directors has adopted a process for shareholders and others to send communications to the Board or any Director. This includes communications to a Committee, the independent Directors as a group, the current

Lead Director or other specified individual Director(s). All communications are to be sent by mail or by fax, care of the Corporate Secretary, at Schering-Plough headquarters, addressed as follows:

[Board or Name of Individual Director(s)]
c/o Corporate Secretary
Schering-Plough Corporation
2000 Galloping Hill Road
Mail Stop: K-1-4-4525
Kenilworth, New Jersey 07033
Fax: 908-298-7303

The independent Directors have directed the Corporate Secretary to screen the communications. First, communications sent by mail are subject to the same security measures as other mail coming to Schering-Plough, which may include x-ray, scanning and testing for hazardous substances. Next, the Board has directed the Corporate Secretary and her staff to read all communications and to discard communications unrelated to Schering-Plough or the Board. All other communications are to be promptly passed along to the addressee(s). Further, the Corporate Secretary’s staff is to retain a copy in the corporate files and to provide a copy to other Directors, members of management and third parties, as appropriate. For example, if a communication was about auditing or accounting matters, the policy established by the Audit Committee provides that Audit Committee members also would receive a copy, as would the senior Global Internal Audits executive, and in certain cases, the independent registered public accountants.

Anyone who wishes to contact the Audit Committee to report complaints or concerns about accounting, internal accounting controls or auditing matters may do so anonymously by using the above procedure.

Corporate Governance Materials

Schering-Plough has adopted a code of business conduct and ethics, the Standards of Global Business Practices, applicable to all employees, including the chief executive officer, chief financial officer and controller. The Board has adopted the Code of Business Conduct and Ethics applicable to the Board. Schering-Plough’s Corporate Governance Guidelines, Standards of Global Business Practices, Board of Directors Code of Business Conduct and Ethics, and Committee charters are available in the Investor Relations section of Schering-Plough’s website at www.schering-plough.com. In addition, a written copy of the materials will be provided at no charge by writing to: Office of the Corporate Secretary, Schering-Plough Corporation, 2000 Galloping Hill Road, Mail Stop: K-1-4-4525, Kenilworth, New Jersey 07033.

Procedures for Related Party Transactions and Director Independence Assessments

The New York Stock Exchange has long recommended that independent Directors review related party transactions. At Schering-Plough, the Nominating and Corporate Governance Committee oversees Schering-Plough’s written procedure for identifying, analyzing and approving related party transactions. The Nominating and Corporate Governance Committee also reviews information about Director independence and recommends independence standards and determinations to the Board.

The procedure for related party transactions applies to any transaction between Schering-Plough or its affiliated companies on the one hand, and a Director, executive officer or his/her family members on the other hand. The procedure requires prior review by counsel of any related party transaction regardless of size. The prior review allows the Board and management to ensure that any related party transaction is consistent with the best interest of Schering-Plough and its shareholders and, where a Director is involved, to assess the impact on Director independence.

The prior review of a proposed related party transaction includes a determination as to whether the transaction has been made on an arm’s length basis (that is, on terms comparable to those provided to unrelated third parties). The review also includes information about other, unrelated alternatives to a proposed related party transaction. For example, if a purchase of supplies were proposed, then the review would identify competing vendors/terms, or if a relative were considered for a job opening then the review would include a description of other applicants and their qualifications.

If a related party transaction is proposed, the results of the prior review are presented to the Nominating and Corporate Governance Committee. If the Committee is comfortable with the proposed related party transaction, the transaction is tracked to assure that as the transaction occurs, it remains within the approved scope and amount. If a related party transaction or series of transactions spans multiple years, it is reconsidered once a year by the Committee.

Schering-Plough maintains a list of related parties for each Director and executive officer which is updated as Schering-Plough learns of changes (for example, upon marriage or change of employment) and is confirmed in writing once a year by the Director or executive officer. To help assure no related party transaction has been inadvertently overlooked, Schering-Plough checks accounts receivable and sales and accounts payable and disbursements against the list of related parties quarterly. Also, annually Schering-Plough asks for written confirmation from each Director and executive officer as to all related party transactions that exceed the thresholds in the New York Stock Exchange listing standards, the more restrictive Schering-Plough Director Independence Standard, and for Audit Committee members, the additional independence standards specified in Rule 10A-3(b)(1) under the Exchange Act, and various disclosure thresholds and materiality standards as determined by Schering-Plough’s counsel and accountants to be prudent for ensuring compliance with applicable laws and regulations.

EXECUTIVE COMPENSATION

Information About the Compensation Committee of the Board of Directors and its Practices

Membership and Independence. The Compensation Committee of the Board of Directors has five members. Each member is an independent Director, as independence is defined by the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard included in the Corporate Governance Guidelines, which are available on Schering-Plough’s website at www.schering-plough.com.

Functions and Process. The Compensation Committee operates under a written charter adopted by the Board. The charter is available on Schering-Plough’s website at www.schering-plough.com.

Consistent with the provisions of its charter, the Compensation Committee reviews and approves the compensation of the CEO and other senior executives. For several years, it has also been the Compensation Committee’s practice to review and approve the compensation of all elected corporate officers, and the Compensation Committee followed this practice in 2007.

The Compensation Committee’s review and approval of the compensation of executives includes:

•	Determining compensation levels and the mix of compensation instruments, including the mix of long-term and short-term incentive awards;
•	Setting the annual base salary level;
•	Setting goals and objectives used to determine performance-based compensation;
•	Setting the annual and long-term incentive award opportunity;
•	Determining whether an executive will receive an employment agreement, severance and/or change of control protections and determining the provisions thereof;
•	Determining whether the executive will receive special or supplemental benefits and personal benefits beyond those provided by Schering-Plough to all employees; and
•	Undertaking an annual review of total compensation for each executive and a comparison to market data.

In determining executive compensation, the Compensation Committee considers all relevant material factors, which may include:

•	Schering-Plough’s performance;
•	The performance of a business unit (as applicable);
•	The executive’s performance;
•	Relative shareholder return;
•	The value of similar compensation instruments at comparable companies;
•	Retention needs and the retention features of various compensation instruments;
•	The accounting, tax and other items that impact the cost to Schering-Plough of various compensation instruments; and
•	Shareholder dilution (when equity compensation instruments are involved).

For more information on how these factors affected the compensation paid to the named executives in 2007 (as set forth in the Summary Compensation Table and accompanying tables and narratives below), see the “Compensation Discussion and Analysis” beginning on page 20.

The Compensation Committee’s Consultant. Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of CEO and senior executive officer compensation. In determining the amount and form of executive compensation, the Compensation Committee often asks for advice from its outside Compensation Consultant, Ira Kay of Watson Wyatt. During 2007, Kay continued to serve as the Committee’s consultant. Kay does not now provide, and has never provided, any services to Schering-Plough, any member of management, or any other employee of Schering-Plough.

Independence Policy for the Compensation Consultant. The Compensation Committee has adopted the following independence policy for its consultant:

1.	The compensation consultant is retained by, and reports directly to, the Compensation Committee of the Board of Directors.
2.	The compensation consultant and his team work with management and other Schering-Plough employees only as directed by the Compensation Committee or the Committee’s Chairman, for example, to gather information on proposals that management plans to make to the Compensation Committee so that the consultant can analyze the matter and provide an informed recommendation at Compensation Committee meetings.
3.	No other employee of the compensation consultant’s consulting firm or its affiliated companies may provide any services relating to executive compensation to Schering-Plough or its subsidiaries.
4.	The consulting firm and its affiliates (but not the consultant or his direct staff) may provide other services, such as actuarial services relating to broad-based plans, but the aggregate billed for all such other services may not exceed 1/2 of 1% of the consolidated gross revenues of the consulting firm and its affiliates during any calendar year.
5.	In January of each year, the consulting firm shall provide a certification confirming compliance with the Compensation Committee’s independence policy during the prior calendar year.

The Compensation Committee has received the Watson Wyatt certification of independence for 2007.

Compensation Consultant’s Work During 2007. At the direction of the Committee, in 2007, Kay met with the Chairman of the Committee prior to each meeting to review the proposed agenda and also attended each meeting of the Compensation Committee. In addition, Kay reviewed the “Compensation Discussion and Analysis,” as well as the other information about the Compensation Committee and executive compensation contained in this proxy statement. He discussed that review with the Compensation Committee.

In addition, during 2007, Kay:

•	Provided an analysis of the probability of achieving the performance measures for the 2007 annual incentive opportunity to ensure that the performance goals were sufficiently challenging;
•	Assisted in the determination of total compensation for each named executive;
•	Provided advice regarding the changes in compensation and benefit programs for executives implemented by the Committee during 2007, including elimination of single trigger change of control provisions in future equity grants and elimination of prior service credit under the supplemental executive retirement plan and the executive life insurance benefit as part of the package for incoming executives;
•	Reviewed the Peer Group (as described on page 30 of the “Compensation Discussion and Analysis” below) with the Committee and reviewed and analyzed benchmarking data; and
•	Compared the various components of the executive compensation program to the Peer Group and to relevant markets for recruiting executives with similar skills and expertise.

Interaction with Management. The Compensation Committee frequently asks for input from management. Given Hassan’s experience in driving high performance in the pharmaceutical industry, as well as turning around troubled companies, the Compensation Committee often seeks his input beyond his thoughts as the CEO. Schering-Plough’s human resources executives and corporate secretary/governance officer regularly support the Compensation Committee’s work. Certain named executives attend Compensation Committee meetings from time to time as needed. During 2007, these included: Bertolini, Schering-Plough’s Chief Financial Officer, who attends along with the strategic planning executive and/or the controller to discuss financial goals and performance; and Sabatino, Schering-Plough’s General Counsel, who attends along with securities lawyers, tax lawyers and compensation lawyers to discuss legal requirements. In addition, other Schering-Plough professional employees, including human resources compensation staff, accountants and internal auditors, support the Compensation Committee as requested.

Interaction with Schering-Plough’s Consultant. On occasion, outside executive compensation consultants (other than Kay, the Committee’s consultant) provide market and benchmarking data to Schering-Plough’s human resources executives which may be shared with and considered by the Compensation Committee. However, the Compensation Committee looks only to Kay, and to no other consultant, for assistance in determining and recommending the compensation for the named executives and other executive officers.

Outside Experts. In addition, the Compensation Committee from time to time seeks advice from outside counsel who are experts in executive compensation, disclosure and tax matters. The “Compensation Discussion and Analysis,” as well as the other information about the Compensation Committee and executive compensation contained in this proxy statement, were also reviewed by outside compensation and securities lawyers.

Interaction with the Board. The Compensation Committee also seeks the Board’s thoughts on compensation decisions from time to time.

Private Sessions. After receiving all inputs that the Compensation Committee has requested on a particular compensation matter, the Committee’s usual practice is to meet in a private session, with only Committee members in attendance, to reach final decisions about executive compensation. During 2007, the Compensation Committee held a private session at every Committee meeting.

Other Information. While the Compensation Committee charter allows the Committee to delegate its functions to a subcommittee, the Compensation Committee has not done so since the Committee first adopted its charter in 2003. For information about delegation of the authority to the CEO for certain interim equity grants to non-executives, see “Grant Practices For Stock Options and Other Equity Awards” beginning on page 29.

At Schering-Plough, the Nominating and Corporate Governance Committee of the Board of Directors is responsible for outside Director compensation. For details, see “Information About the Nominating and Corporate Governance Committee of the Board of Directors and its Practices” beginning on page 15 and “Director Compensation” beginning on page 7.

Compensation Committee Interlocks and Insider Participation

There are none.

Compensation Discussion and Analysis

Executive Summary

During the early part of this decade, Schering-Plough suffered serious challenges and the Board undertook significant actions in response including:

•	The Board replaced the top management team — specifically, in 2003 the Board recruited Hassan, currently Chairman and CEO, to lead Schering-Plough, and Hassan then recruited a new executive management team, including all of the other named executives. See “Historical Information About Management and Compensation” on page 31.
•	The Compensation Committee designed a new compensation program effective January 1, 2004 with heavy ties to performance, so that future compensation would be well above the median of the Peer Group for superior performance and well below the median for lesser performance. See the “Compensation Committee Report” on page 33, “Total Compensation Philosophy” and “Target Total Direct Compensation Opportunity” on page 23.

The compensation reported in this proxy statement primarily reflects performance during two periods. It reflects the first four years after the arrival of the new management team (2004 - 2007). It also reflects the one-year performance period of 2007. Performance has been excellent during these two periods, whether measured against prior Schering-Plough performance or the Peer Group. Performance has also been excellent when measured over a variety of different metrics including total shareholder return, sales, earnings from operations and free cash flow. See “Key Performance Metrics in 2007” on page 21.

The ties of total compensation to performance remained strong in 2007. Performance-based compensation comprised approximately 76% of total compensation (as shown on the Summary Compensation Table) for the named executives as a group for 2007 (if traditional stock options, or stock options that vest based on continued service, are excluded, performance-based compensation comprised approximately 59% of total compensation of the named executives as a group).

The Compensation Committee regularly considers methods to increase the ties of the executive compensation program to performance and to further strengthen management’s alignment with shareholders. Significant actions taken by the Compensation Committee in this regard (since the last proxy statement) include:

•	Adding a two-year holding period for shares acquired on the exercise of stock options (not including shares used to pay tax withholding or the option exercise price);
•	Providing that future equity awards will have a “double trigger” acceleration feature in the event of a change of control;
•	Eliminating executive life insurance coverage for newly hired or promoted executives; and
•	Eliminating prior service credit under the supplemental retirement plan for newly hired or promoted executives.

Compensation program designs reflect the Compensation Committee’s belief that retention of the management team is key for several reasons:

•	The management team, including the named executives, have produced superior operating and financial results;
•	The management team did an excellent job identifying and acquiring Organon BioSciences during 2007 and beginning the integration process. This significant acquisition provides an opportunity to leverage Schering-Plough’s investment in a high-performing management team;
•	The management team is led by a CEO with the longest CEO experience in the Peer Group. Other members of the management team are also well experienced in the pharmaceutical industry and are working effectively to deal with the challenges that arose in early 2008, as described below; and
•	The pharmaceutical industry is science-focused and driven by innovation, and as a result, Schering-Plough believes that executives with industry knowledge are more likely to excel. However, this limits the recruiting pool and makes retention a higher priority than might be the case in general industry.

Key Performance Metrics in 2007

Schering-Plough	Peer Group

Performance Metrics for Incentive Compensation — Used by the Compensation Committee to determine performance-based pay components earned in 2007.

2007 Sales Growth*.  Increased by $2.1 billion or 16.9% in 2007, compared to a 12% increase for the Peer Group.

A metric for the 2007 annual incentive.

2007 Operating Earnings Per Share.  GAAP earnings adjusted to include and exclude the following non-operating items designated by the Compensation Committee at the start of the performance period.

GAAP earnings/(loss) per share	$(1.04)
plus
Purchase accounting adjustments, net of tax	2.60
Upfront payments to in-license research projects, net of tax	0.13
minus
Acquisition-related items, net of tax	0.30
Dilutive effect of additional shares	0.02

Operating earnings per share	$1.37

A metric for the 2007 annual incentive and the only metric for performance-based stock options.

General Performance Metrics — Used by the Compensation Committee in considering total compensation levels of the named executives.

Four-Year Growth in Shareholder Return.  Increased by 60% from January 1, 2004 to December 31, 2007.

Total Shareholder Return data from Bloomberg.
Four-Year Increase in the R&D Pipeline.  Phase-three pipeline and projects in registration (new entities and major combination projects).

Four-Year Growth in Free Cash Flow†.  Increased by $2.5 billion; from ($940 million) as of December 31, 2003 to $1,531 million as of December 31, 2007.

Four-Year Adjusted Sales‡‡.  Increased by $6.6 billion, or 77% from January 1, 2004 to December 31, 2007.

*	Sales figures are GAAP sales, adjusted to include 50% of the sales of the Merck/Schering-Plough cholesterol joint venture and to exclude sales from Organon BioSciences, which was acquired on November 19, 2007.

†	Operating cash flow less capital expenditures and dividends paid.

‡	Baseline is the last reported data as of January 1, 2004 and 2007 is as of December 31, 2007.

‡‡	Sales figures are GAAP sales, adjusted to include 50% of the sales of the Merck/Schering-Plough cholesterol joint venture.

A Special Note About 2008

In the pharmaceutical industry today, media firestorms about complex drug safety and efficacy concerns are frequent and intense. Often, these events impact stock price. Sometimes these events also impact prescriber and patient preferences, which can impact future sales. These impacts frequently occur whether or not there is medical and scientific support for the concerns publicized in the media.

Schering-Plough’s Board, including the Compensation Committee, believes having a CEO with deep industry experience, together with an experienced team of senior executives, can position Schering-Plough, as well as is possible, in today’s environment. Schering-Plough tries to manage such situations in a manner to best protect long-term shareholder value, and at the same time assist the prescribing physicians who are the only ones qualified to advise their patients about individualized health care needs.

Schering-Plough is currently facing such a challenge, which began in early 2008 relating to a Merck/Schering-Plough cholesterol joint venture clinical trial, called ENHANCE. That clinical trial included the drug VYTORIN and was initiated (and designed earlier) by the Merck/Schering-Plough cholesterol joint venture in 2002, before Hassan and the new management team joined Schering-Plough. Details of the matter are discussed in Schering-Plough’s 2007 10-K which was filed with the SEC on February 29, 2008. This challenge has pressured the stock price, which has dropped since year end.

The pay-for-performance elements of Schering-Plough’s executive compensation program have been designed to closely link the interests of senior management with that of the shareholders and the creation of shareholder value. Even in the current situation, where the Board believes management has handled the challenge well, because the stock price has declined, the named executives have lost significant net worth, and potential future compensation for each of them is at risk.

The named executives, along with the other top 40 Schering-Plough executives, are subject to rigorous stock ownership requirements (eight times salary for the CEO and four times salary for the Executive Vice Presidents and Senior Vice Presidents). See the chart on page 29 for details. Equity compensation also represents a significant portion of each named executive’s total compensation. As a result of their equity holdings, the named executives have each lost value along with shareholders.

Hassan also holds additional shares he purchased with $4.6 million of his personal funds in 2003. In 2008, Hassan committed to making an open market purchase of $2 million of Schering-Plough common shares with personal funds upon receiving legal clearance to do so (anticipated following announcement of first quarter earnings for 2008).

As mentioned earlier, the named executives have a significant amount of future pay at risk, which may be impacted by the challenges described above. For example:

•	The outstanding five-year transformational incentive (with a performance period ending in 2008) uses total shareholder return (both actual and relative to the Peer Group) as a performance metric. Stock price declines often adversely impact total shareholder return. As a result, named executives Hassan, Bertolini, Cox, Sabatino and Saunders may lose future compensation with respect to the transformational incentive if the stock price does not increase prior to the completion of the performance period. For example, had the performance period ended March 31, 2008 (rather than December 31, 2008 as provided in the plan), the payout would have been zero for each of them based on performance metrics of actual and relative total shareholder return.
•	The outstanding three-year performance-based share awards (with a performance period ending December 31, 2009) use total shareholder return (both actual and relative to the Peer Group) as a performance-based metric for one-half of the award opportunity (sales and earnings growth metrics apply to the other half of the award opportunity). Stock price declines often adversely impact total shareholder return. As a result, all of the named executives may lose future compensation with respect to the three-year performance-based share awards if the stock price does not increase.

The Compensation Committee, the Board and the management of Schering-Plough (including Hassan and the other named executives) take pride in the performance-based compensation system, and they remain committed to maintaining the integrity of the system in good times and bad. Accordingly, should the current (or future) challenges result in lagging performance in 2008, as measured by the applicable sales, earnings and actual and relative total shareholder return metrics, then compensation to executives in 2008 will be significantly reduced from the compensation reported in this proxy statement, which relates to performance periods where performance — measured by those same metrics of sales, earnings and actual and relative total shareholder return — was strong.

Total Compensation

Total Compensation Philosophy. As discussed in the “Executive Summary” above, the executive compensation program is designed to provide superior pay if there is superior performance that is consistent with the goal to build long-term value for shareholders. The total compensation program design supports the Compensation Committee’s objectives, which are as follows:

•	To attract and retain a management team that will continue to deliver excellent performance;
•	To motivate the management team to provide superior performance that would build long-term shareholder value; and
•	To compensate the management team based on the level of corporate and individual performance, providing pay at or above the 75th percentile of the Peer Group if performance is superior and with compensation decreasing for lesser performance.

Target Total Direct Compensation Opportunity. As a general matter, Schering-Plough targets its total executive compensation opportunity at the median of its selected Peer Group of global U.S.-based pharmaceutical companies. However, for certain of the named executives, and selected other executives, Schering-Plough has set total compensation opportunity at the 75th (or higher) percentile compared to the Peer Group. This is due to the factors described in this “Compensation Discussion and Analysis” and the “Compensation Committee Report” including:

•	Recruiting superior talent to a challenged company, where recruiting premiums were needed;
•	A high-risk turnaround situation, where performance to date has exceeded challenging expectations;
•	A high-risk industry where external events have significant impact; and
•	Retention of the team producing these excellent results, at least through completion of the strategic Action Agenda described in the “Compensation Committee Report.”

Under the current executive compensation program, target total compensation is allocated among base salary, annual incentive, equity and other long-term incentives and employee benefits as follows:

			Equity and	Employee
	Base Salary	Annual Incentive	Long-Term Incentives	Benefits & Other
Average Percentage of Named Executives Target Total Compensation for 2007	15%	11%	68%	6%

As described in detail below, a large percentage of pay is tied to total shareholder return and other financial goals believed to be tied to increasing shareholder value over the long term. As a result, actual future pay could be significantly higher or lower than the 75th percentile of the Peer Group’s realizable pay. In addition to the specific performance metrics utilized under Schering-Plough’s incentive plans, the Compensation Committee also looks at other relevant performance indicators as described in “Key Performance Metrics in 2007” on page 21 and “The Analytical Process Used by the Compensation Committee” below, in setting the target total compensation levels and opportunity.

The Analytical Process Used by the Compensation Committee

In making compensation decisions, the Compensation Committee of the Board considers a wide variety of information including:

•	How the decision ties to its total compensation philosophy;
•	Advice of the Committee’s Compensation Consultant, Ira Kay (for more information on the role of the Compensation Committee’s compensation consultant, see “The Compensation Committee’s Consultant” on page 18);
•	Schering-Plough’s Peer Group (as discussed in more detail on page 30); and
•	The thoughts of the CEO and other Board members.

The Compensation Committee also considers information relevant to the specific situation including the executive’s marketability and the scarcity of other qualified candidates, inside and outside the company, that could replace the executive should he or she leave Schering-Plough.

In determining grant levels of equity compensation, the Compensation Committee considers levels of sustained past performance, performance potential, retention risk and the value of the particular compensation element needed to keep the total compensation opportunity level competitive and consistent with the compensation philosophy.

Hassan’s compensation level is significantly higher than the other named executives. The Compensation Committee believes this is appropriate given:

•	His years of experience in the pharmaceutical industry;
•	His years of experience as the CEO of a major U.S. pharmaceutical company;
•	His track record and experience in turning around troubled companies;
•	His consistently superior performance since joining Schering-Plough;
•	The performance of Schering-Plough and the other executives under Hassan’s leadership; and
•	The retention risk given that he is aggressively recruited and that major shareholders have remarked that his leadership is critical to their confidence in Schering-Plough.

In making every compensation decision, such as setting total compensation levels and the mix of individual elements of compensation paid to each named executive, the Compensation Committee applies its collective judgment to choose the alternative that it believes is most likely to have a long-term positive impact on Schering-Plough, including building optimal long-term shareholder value and producing the best outcome for the patients who rely upon Schering-Plough drugs.

Once the Compensation Committee has established a compensation opportunity and set performance metrics and goals for a performance-based element of compensation, actual performance (both individual and corporate) is the determinative factor of the ultimate payout, not where the payout falls within a particular Peer Group benchmark. The Compensation Committee does not typically consider an executive’s wealth accumulation (or the lack thereof), or amounts earned/forfeited under other performance-based compensation elements, when determining actual payout amounts.

In addition, certain significant subsequent events, such as the 2008 challenges as explained in “A Special Note About 2008” above, may impact the ultimate payout of performance-based pay components to be determined for performance periods that include 2008 and/or future years.

Total 2007 Actual Compensation. Total actual compensation for the named executives as a group was above the median of the Peer Group in 2007 because performance was strong, both in 2007 and during the first four years of work under the Action Agenda. Performance was very strong compared to the Peer Group, as well as compared to Schering-Plough’s performance in prior periods, as Schering-Plough continued its transformation from a seriously challenged company in 2003 to a strong, high-performing company today that is on its way to the aspiration of sustained long-term high performance. As described under “Key Performance Metrics in 2007” above, major accomplishments include:

•	An increase in free cash flow;
•	Strong earnings growth;
•	Strong sales growth, including double digit growth in sales for key products across diverse therapeutic areas; and
•	Investment in innovation for the future.

Specifically, for 2007, as reflected in the Summary Compensation Table below, 87% of total earned compensation for Hassan, and an average of 74% of total earned compensation for the other named executives, was performance-based (if traditional stock options were excluded, those percentages would decrease to 64% of total compensation for Hassan and 58% for the other named executives).

No annual incentive or performance-based stock options would have been paid to the named executives if the performance thresholds had not been achieved, and both would have paid out at lower levels had the target performance measures not been exceeded.

Amounts shown in the Summary Compensation Table include values for awards which have not yet been earned, such as the five-year transformational incentive opportunity and the three-year performance-based share awards, which may be higher than their eventual actual payouts. Those amounts shown in the Summary Compensation Table are determined in accordance with the SEC’s proxy disclosure requirement that the table reflect the accounting value of these awards as of year-end. However, as described in “A Special Note about 2008” above, a significant portion or all of these awards may be forfeited depending on Schering-Plough’s stock price.

Performance-Based Pay Has Increased. As discussed throughout the Executive Compensation disclosures in this proxy statement, a significant portion of executive compensation is tied to performance. The bar charts below show how the concentration of performance-based compensation increased for the named executives since the new performance-based compensation program began in January 2004.

*	Schering-Plough believes that traditional stock options are also performance-based because they have no value unless the stock price increases after the grant date (under Schering-Plough plans, the option exercise price is the fair market value on the grant date); however, since certain shareholders disagree, traditional stock options are not highlighted in green.

**	Long-Term Incentive represents the three-year performance-based share awards. The percentages shown in the bar charts above were determined using the target opportunity established for the named executives for the given year.

The Elements of 2007 Compensation

Base Salary. The Compensation Committee generally assessed a number of factors in determining base salary adjustments for the named executives for 2007 including:

•	Level of job responsibility;
•	Individual, business unit and overall company performance;
•	Competitive market position as benchmarked against the Peer Group; and
•	Demonstration of Schering-Plough’s Leader Behaviors, which are listed on page 29.

Based on its collective judgment of these factors, the Compensation Committee approved the following base salary adjustments for 2007:

Named Executive	Percentage Increase

Hassan	0%
Bertolini	5%
Cox	5%
Koestler	5%
Sabatino	5%
Saunders	4%

Although the Committee believed that Hassan’s performance as CEO during 2006 was excellent, it decided not to increase his base salary for 2007 in order to maintain the desired leverage between fixed and performance-based pay.

Annual Incentive. For 2007, the performance metrics selected by the Compensation Committee for the Operations Management Team Incentive Plan, in which each of the named executives participates, were sales growth and operating earnings per share. Each metric was equally weighted for purposes of calculating the actual payout amounts.

Sales Growth:

Goals:

Target	9.0%
Maximum	18.0%
Actual	16.9%

Sales growth is measured using the sales figures included in Schering-Plough’s earnings releases, which are GAAP sales adjusted to include 50% of the sales from the Merck/Schering-Plough cholesterol joint venture and further adjusted to exclude 2007 sales of Organon BioSciences, which was acquired very late in the year, on November 19, 2007.

Operating Earnings Per Share:

Goals:

Target	$1.10
Maximum	$1.75
Actual	$1.37

As described in the calculation of operating earnings per share in “Key Performance Metrics in 2007” on page 21, earnings from operations are GAAP earnings as reconciled to include and exclude pre-specified non-operating items designated by the Compensation Committee at the start of the performance period.

As shown above, Schering-Plough exceeded the targeted level of performance for both corporate goals which determine the overall funding for the annual incentive. As a result, payments to the named executives were made at approximately 161% of target.

The annual incentive paid to each named executive is reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table below.

For more general information on the mechanics of the Operations Management Team Incentive Plan, see the Narrative Information Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table starting on page 38.

In addition to the 2007 annual incentive opportunity provided under the Operations Management Team Incentive Plan, the Compensation Committee approved a special conditional deferred cash award of $1,000,000 to Saunders in recognition of the following:

•	His significant contributions to Schering-Plough to date;
•	His sustained strong performance and high potential;
•	His role in the designing and staffing of Schering-Plough’s compliance program and transitioning leadership of the compliance function to a new executive;
•	His role in leading the integration process for the Organon BioSciences acquisition; and
•	His leadership of Schering-Plough’s Consumer Health Care division.

Consistent with the retention objectives of Schering-Plough’s total compensation philosophy, this award will become payable to Saunders on December 31, 2010, provided that he remains continuously employed by Schering-Plough through that date. This award is reflected in the “Bonus” column of the Summary Compensation Table below.

Equity and Other Long-Term Elements of Compensation.

Performance-Based Stock Options. Since 2005, 20% of the stock options granted to senior executives, including the named executives, are subject to performance vesting. To earn 100% (which is the maximum) of the performance-based options granted in 2007, operating earnings per share of at least $0.95 cents had to be achieved. Operating earnings per share in 2007 were $1.37 and, as a result, the named executives earned 100% of their performance-based stock options.

Traditional Stock Options. Schering-Plough continues to believe that traditional stock options are an important component of a competitive pay package necessary to attract and retain top executive talent. Schering-Plough also believes that traditional stock options are inherently performance based, since the options have no value unless the stock price appreciates (Schering-Plough’s stock incentive plan does not permit discounted options; therefore, the closing market price on the date of grant is always the stock option exercise price). In addition and consistent with the Schering-Plough compensation philosophy, stock options further link compensation to the interests of shareholders by providing the named executives with the opportunity to purchase common shares, thereby increasing their equity in Schering-Plough and sharing in the appreciation in the value of the shares.

The number of stock options (both traditional and performance-based) granted to each named executive in 2007 is set forth in the Grants of Plan Based Awards Table below.

Performance-Based Share Awards. Each named executive received an opportunity to earn performance-based shares which will vest only if specified levels of actual and relative total shareholder return, earnings per share growth and sales growth are achieved by the end of the three-year (2007 - 2009) performance period. This element of compensation focuses on Schering-Plough’s long-term performance by driving the achievement of specific business objectives and the creation of shareholder wealth. If earned, these awards are paid out in shares, further aligning the executives’ interests with those of shareholders.

Changes to future equity awards. As discussed in the “Executive Summary” on page 20, the Compensation Committee continually looks for ways to increase the ties of the executive compensation program to company and individual performance as well as to strengthen the alignment of management with shareholders. Since the last proxy statement, the Compensation Committee approved the following changes with respect to equity awards:

•	For certain members of management (including each of the named executives), the Committee added a two-year holding period for shares acquired on the exercise of stock options granted in and after 2008 (not including shares used to pay tax withholding or the option exercise price); and

•	For all participants in the stock incentive plan, the Committee determined to replace the current “single trigger” acceleration of unvested equity awards (where awards vest immediately upon a change of control) with a “double trigger” provision. Under the “double trigger” provision, the vesting of future equity awards will not accelerate unless the executive’s employment is involuntarily terminated during the two years immediately following a change of control.

Employee Benefits. In addition to the typical health and welfare and retirement benefits generally made available to all regular workers of Schering-Plough, the named executives are also eligible to participate in certain unfunded plans that provide the same company contributions and benefit formula as Schering-Plough’s tax qualified retirement plans for earnings above the Internal Revenue Code’s annual compensation limits. These equalization plans are in place to give employees, including the named executives, the full benefit intended under the qualified plans by making them whole for benefits otherwise lost as a result of such compensation limitations. For a more detailed discussion on these plans, see the Nonqualified Deferred Compensation Table and accompanying narrative beginning on page 44.

In order to provide executives with competitive aggregate retirement benefits, Schering-Plough also maintains a supplemental executive retirement plan for the benefit of approximately 40 key employees, including the named executives. For a more detailed discussion on this plan, see the Pension Benefits Table and accompanying narrative beginning on page 42.

Other than these retirement and other savings plans made available to senior executives, the following types of benefits, where there is a Schering-Plough business interest as discussed below, are the only personal benefits Schering-Plough provides to the named executives (and where appropriate to other elected corporate officers) but not to employees generally:

Security. Schering-Plough provides home security systems to each named executive and provides personal security (bodyguards) to Hassan. In 2007, and prior years, the named executives have received threats of personal harm from animal rights activists and others based upon Schering-Plough’s business. As a result, Schering-Plough believes this protection is necessary.

Transportation. Hassan has been directed by the Board to use the corporate-owned aircraft for all air travel including personal travel. This provides several business benefits to Schering-Plough. First, the policy is intended to ensure the personal safety of Hassan, who maintains a significant public role as the leader of Schering-Plough. Second, the policy is intended to ensure his availability and to maximize the time available for Schering-Plough business. Certain of the other named executives (and other key executives) use the corporate-owned aircraft for business travel, and on occasion for personal travel. Since Hassan joined Schering-Plough in April 2003, 94% of flying hours for senior management were for business use.

In addition, for the same reasons described above, Schering-Plough makes one car and driver available to Hassan. The driver assigned to Hassan is also a trained security professional. The other named executives occasionally use cars and drivers from a pool. All executives use the cars primarily for business purposes, and the cars and drivers (including the car and driver assigned to Hassan) are also used by other Schering-Plough personnel for business purposes. Since Hassan joined Schering-Plough in April 2003, 94% of car and driver usage for senior management has been for business use.

Financial Matters. Schering-Plough provides executive life, financial and tax planning coverage to the named executives. Schering-Plough believes these benefits promote diligence in matters of financial prudency and guard against damage from inadvertent lack of attention to personal business.

For additional information on these personal benefits to the named executives, including Schering-Plough policies and incremental cost valuations, see Note 7 to the Summary Compensation Table.

Changes to Employee Benefits. As discussed in the “Executive Summary” on page 20, the Compensation Committee in 2007 approved the following changes to the benefits program for senior management:

•	The Committee has determined that executive life insurance coverage will not be provided to executives who join Schering-Plough, or are promoted to the executive level after 2007; and

•	Historically, the supplemental executive retirement plan provided prior service credit in certain limited circumstances for executives becoming eligible in the plan. However, for any executive who becomes eligible to participate in the plan on or after January 1, 2008, this plan will only provide credit for future service.

Payments at Change of Control and Termination of Employment

Change of control provisions benefit Schering-Plough and shareholders by assisting with retention of key personnel during rumored and actual change of control activity. During this time, continuity is critical to preserving the value of the business. Other termination benefits are provided based on a number of factors, including:

•    The time needed by executives of that level to find new employment; and
•    The need to facilitate changes in key executives, as needed, with minimum disruption to the business.

Given the serious business, legal and regulatory challenges that Schering-Plough faced earlier this decade, and the relative size of Schering-Plough compared to the other U.S. research-based pharmaceutical companies, it would not have been possible to attract a top executive team if Schering-Plough had not provided competitive compensation contracts, including change of control and severance benefits. The executive team has overcome these challenges from the past and produced growth in sales and earnings as is more fully discussed throughout this “Compensation Discussion and Analysis” including the section “Historical Information About Management and Compensation” beginning on page 31.

The levels of change of control and severance benefits for each named executive are intensely negotiated in their employment contracts. All relevant information is taken into account when negotiating these levels of potential payments, including the following factors:
•    Competitive data provided by the Compensation Committee’s compensation consultant;
•    The executive’s role and level of responsibilities; and
•    The executive’s experience and marketability.

The decisions regarding change of control and severance benefits are primarily driven by the objectives to attract and retain a management team that will continue to deliver excellent performance. For additional information, see “Potential Payments upon Termination and Change of Control and Other Contract Provisions” and the accompanying narrative beginning on page 45.

Information on Other Compensation-Related Topics

The following additional information may also be useful in understanding Schering-Plough’s executive compensation program:

Annual Performance Assessments. The Board assesses all aspects of the CEO’s performance annually, and the results are applied by the Compensation Committee in determining his compensation. The CEO assesses the performance of the other named executives and reviews his assessment with the Compensation Committee. The results of the performance assessments are applied by the Compensation Committee in determining compensation of the other named executives.

Assessments of 2007 performance for 2007 compensation decisions are described in the “Compensation Committee Report” under the heading “Basis for 2007 Compensation Decisions” and that section is incorporated here by reference.

Achievement of Financial Performance Metrics

In furtherance of the objective to reward superior individual performance, the attainment of all financial performance metrics relating to compensation is certified for the Compensation Committee. These certified financial metrics are a key component of the assessment of CEO and named executive performance.

Leader Behaviors

The Leader Behaviors are summarized in the box to the right. Hassan introduced the Leader Behaviors soon after joining Schering-Plough in 2003 as a lynchpin in the work to build a new high-performing culture. Schering-Plough believes that the Leader Behaviors are key to maintaining good organizational health and emphasizing business integrity.

Schering-Plough believes this balance, with the required focus on Leader Behaviors impacting compensation, helps prevent an unhealthy focus on short-term financial results at the expense of building long-term value and also is key to avoiding challenges of the type faced by Schering-Plough under prior management. Accordingly, as part of the annual performance assessment for every employee (including the named executives), individual objectives, including the demonstration of Leader Behaviors, are considered.

Leader Behaviors
(six key work behaviors)
  •    Shared Accountability and Transparency

  •    Cross-Functional Teamwork and Collaboration

  •    Listening and Learning

  •    Benchmarking and Continuously Improving

  •    Coaching and Developing Others

  •    Business Integrity

Stock Ownership Guidelines. Schering-Plough’s aggressive stock ownership guidelines are an integral part of the total compensation program. Adopted in 2004, the guidelines are applicable to the top 40 key employees, including the named executives. The Compensation Committee established these guidelines to drive significant retention of equity compensation by executives in order to strengthen their focus on the creation of long-term shareholder value. Each executive must meet his or her ownership goal within five years. If the executive does not meet the goal by the deadline, the Compensation Committee will reduce future stock option grants until the executive satisfies the goal. Compliance is re-calculated annually, so that any rise in base salary will cause the goal to rise. If the stock price declines, an executive who had achieved the goal prior to the decline would need to buy additional common shares, even if his or her base salary stays the same. Schering-Plough policy prohibits anyone subject to the ownership guidelines from entering into hedging arrangements including, among other things, collars, puts/calls and loan pools. The specific goal for the named executives and their progress toward their goals are as follows:

	Goal	Holdings at December 31, 2007	Years
Name	(Multiple of Base Salary)	(Multiple of Base Salary)	Remaining

Hassan	8	11.8	Two
Bertolini	4	3.2	Two
Cox	4	4.4	Two
Koestler	4	3.9	Three
Sabatino	4	2.6	Three
Saunders	4	2.7	Two

Grant Practices For Stock Options and Other Equity Awards. Schering-Plough’s usual practice for stock options and other equity awards is to make one annual grant. The annual grant is awarded on the same date to all eligible employees, including the named executives. The Compensation Committee makes the annual grant on the first business day of May. This date was chosen by the Compensation Committee because:

•	The date falls soon after first quarter earnings are typically announced (in late April);

•	Material developments would be expected to have been made public in connection with the earnings press release; and
•	The date is late enough in the year to allow for the performance management process to be completed so that the annual grant can be coordinated with the Schering-Plough total compensation program.

Performance-based share awards, which are part of the long-term performance opportunity, are granted by the Compensation Committee at a regularly scheduled Committee meeting during the first 90 days of each year, consistent with the Internal Revenue Code requirements governing the deductibility of performance-based pay. These meeting dates are set at least a year in advance. Unlike stock options, where an exercise price is set, the grant date does not impact the award terms.

Other equity grants are typically made during the year to new hires, for retention and in connection with promotions. Such interim grants to executive officers and other elected corporate officers are approved by the Compensation Committee. The Compensation Committee has delegated to the CEO the authority to approve such interim grants for other non-executive key employees. In each case, the grant date for an interim grant is the first business day of the month following the month in which the new hire begins work, the promotion becomes effective or the retention need becomes known. This timing was chosen to prevent any appearance that the recipient could manipulate the grant date. Also, Schering-Plough’s grant date timing reduces the administrative burden for Schering-Plough personnel that would be created by multiple grant dates.

The stock incentive plans under which all outstanding options were granted and under which options may be granted in the future specify that the option exercise price is always the fair market value of Schering-Plough common shares on the date of grant. The plans define “fair market value” as the New York Stock Exchange closing price on the grant date. Schering-Plough determines the New York Stock Exchange closing price by reference to the New York Stock Exchange web reporting system.

No Stock Option Re-Pricings. Schering-Plough stock options have not been re-priced in the past. Under Schering-Plough’s Corporate Governance Guidelines and 2006 Stock Incentive Plan, re-pricing is prohibited without shareholder approval.

Peer Group. As discussed above, one factor the Compensation Committee takes into consideration on an annual basis in setting total compensation levels and making other compensation decisions is the relationship of the compensation of the CEO and other named executives relative to the compensation paid to similarly situated named executives from a comparator group of companies, called the “Peer Group” in this proxy statement. The Compensation Committee believes that the use of comparative compensation data is beneficial in providing a perspective for measurement of relative pay among the Peer Group. However, it is not the determinative factor used by the Compensation Committee in setting the compensation of the named executives, as discussed above under “The Analytical Process Used by the Compensation Committee.”

The Peer Group is comprised of the seven major U.S.-based global pharmaceutical companies: Abbott Laboratories, Bristol-Myers Squibb, Eli Lilly, Johnson & Johnson, Merck, Pfizer, and Wyeth. The Peer Group is the same group that management uses to evaluate operational and financial performance for non-compensatory purposes.

The Compensation Committee reconsiders from time to time whether the Peer Group is the correct comparator group. The Compensation Committee considered this matter, in a discussion led by the Committee’s Compensation Consultant, Kay, in 2007 and again in early 2008. The Compensation Committee concluded that the Peer Group remains the best comparator for the following reasons:

•	The business models of these other U.S.-based global pharmaceutical companies are similar to Schering-Plough’s business model, with full research and development capabilities and an experienced professional sales force for pharmaceutical products;
•	The ownership structure is similar, with those investors who understand and appreciate the pharmaceutical industry often also owning the common stock issued by many of the other companies in the Peer Group;
•	The regulatory environment is similar for Schering-Plough and the Peer Group. So are the societal pressures, such as the pressures created by concerns relating to drug safety and efficacy;
•	Schering-Plough competes with all of the companies in the Peer Group for experienced pharmaceutical executives. The pharmaceutical industry is science-focused and driven by innovation. As a result, to excel in the pharmaceutical industry, Schering-Plough believes that executives need industry-specific experience on top of the skills required by their functions; and
•	The company groupings for “U.S. Pharmas” used by financial analysts are also similar to the Peer Group.

The Current Environment of the Pharmaceutical Industry and Executive Recruitment. The pharmaceutical industry is science-focused and driven by innovation. Other characteristics of the pharmaceutical industry include:

•	Drugs discovered through innovation save lives and improve the quality of lives;
•	There are still many unknowns in the complex and dynamic science of human health—even if every step of the discovery and development process is executed flawlessly, there is an ever-present risk of failure;
•	With any drug, there is always a balance between benefits and risks, and society’s increasing demand for innovation to cure illness is offset by society’s aversion to risk;
•	The industry is highly regulated and uncertainties in the political environment impact the regulatory framework;
•	Research-based drug discovery and development works on a five-year to fifteen-year new drug cycle;
•	The cost of drug discovery and development is high and often unpredictable; and
•	The intellectual property laws (which evolve as governments change), competitive pressures, and regulatory/science developments often limit the effective commercial life of a drug to a few years, putting pressure on replenishing the product portfolio by successful research and development.

As a result, Schering-Plough believes executives with specific industry experience are most likely to excel. At the same time, there is a small pool of superior executives with pharmaceutical industry experience. These factors can make it difficult to recruit a top-performing management team, which makes retention very important for Schering-Plough.

Historical Information About Management and Compensation

Historical Information. The Compensation Committee and Schering-Plough believe that knowledge of unique circumstances that impacted Schering-Plough is helpful in understanding the current compensation program. Accordingly, details of these circumstances are set out below.

Background on the Recruitment of New Management in 2003. Earlier this decade, Schering-Plough faced a number of very serious business, legal and regulatory challenges. These challenges included:

•	Declining sales and profits across the product portfolio;
•	A Consent Decree with the FDA relating to manufacturing practices that was unprecedented in the scope of remediation and revalidation requirements;
•	Multiple legal issues around sales and marketing practices;
•	Severe cash flow pressures;
•	Several enforcement actions initiated by the SEC; and
•	The urgent need to upgrade Schering-Plough infrastructure in many areas.

As a result of these challenges, there was a critical need to rebuild employee engagement and morale as well as to build trust with the external stakeholders — including Schering-Plough’s customers, regulators and investors. Details of many of these challenges can be found in Schering-Plough’s 10-K, 10-Q and 8-K filings.

In 2002, the Board determined that new management was needed to solve the challenges and transform Schering-Plough into a high-performing company that could provide value to shareholders over the long term. In November 2002, the Board elected an independent Director to assume the position of Chairman of the Board and decided to recruit a new CEO. The Board embarked on a search to locate a proven CEO who could deal with Schering-Plough’s accelerating challenges. The search was complex due to a number of factors, including:

•	The Board believed that to excel, the CEO would need expertise in science, a broad array of skills to lead a complex global pharmaceutical enterprise (preferably acquired by long service as CEO of another U.S.-based pharmaceutical company), and skill at building trust with external stakeholders;
•	The Board felt the candidate should possess a demonstrated track record at driving turnarounds; and
•	Under Schering-Plough’s Consent Decree with the FDA, the CEO was required to assume personal responsibility for accomplishing the Consent Decree work plan.

The Board was fortunate in attracting Hassan in April 2003. He had been Chairman and CEO of Pharmacia before it was acquired by Pfizer. He had received a contract to serve as Vice Chairman of Pfizer and was also being aggressively pursued to lead another global pharmaceutical company at the time he decided to join Schering-Plough. He had led turnarounds and transformations in research-based global pharmaceutical companies similar to Schering-Plough. Hassan also brought to Schering-Plough a long record of business integrity. The Board believed that tone at the top was especially important for a company going through a difficult period.

Hassan’s personal reputation allowed Schering-Plough to attract very strong executives who together formed the new team at the top — the Executive Management Team. Many of the new executives had previously distinguished themselves in companies equivalent to, or larger than, Schering-Plough. For example:

•	Bertolini was recruited in November 2003 from PricewaterhouseCoopers, where he was a global leader of the pharmaceutical industry practice, to serve as Chief Financial Officer;
•	Cox, who had been an executive at Pharmacia, was recruited in May 2003 to lead the global pharmaceutical business;
•	Koestler was recruited in August 2003 from Pfizer and now leads the research and development organization;
•	Sabatino was recruited in April 2004 from Baxter International, a research-based health care company, to serve as General Counsel; and
•	Saunders was recruited in October 2003 from PricewaterhouseCoopers, where he led the firm’s pharmaceutical compliance business advisory services group.

Re-design of the Compensation Program in 2003-2004. In 2003, the Compensation Committee determined that the executive compensation program should be re-designed with the goal of avoiding behaviors that had led to Schering-Plough’s challenges and to better support the objectives described above.

To lead the way for all employees, Hassan voluntarily asked the Compensation Committee to forfeit his 2003 bonus of several million dollars even though he had met his 2003 performance objectives. Also, even before the Compensation Committee had instituted the “Stock Ownership Guidelines,” as soon as counsel cleared the timing of the purchase in November 2003, Hassan made an open market purchase of Schering-Plough common shares with $4.6 million of his own funds to demonstrate his confidence in the ability of the new team to turn around Schering-Plough and deliver long-term high performance. In connection with the new compensation program:

•	A broad-based 15% profit sharing program was terminated and replaced with a broad-based incentive plan;
•	No bonuses were paid to executives (other than a signing bonus paid to Cox as part of her initial compensation package); and
•	Executive salaries were frozen until April 2005 while the new program was implemented and until performance began to improve.

Schering-Plough implemented the new compensation program on January 1, 2004. At the same time, Schering-Plough initiated a rigorous performance management system that included tying pay to both company and individual performance.

Accomplishments of the New Management Team. The new CEO was able to quickly apply his previous experience in analyzing the challenges at Schering-Plough and devising solutions. Shortly after taking charge, Hassan laid out a six-to-eight-year strategic plan, called the Action Agenda. This Action Agenda has five phases: Stabilize, Repair, Turnaround, Build the Base, and Breakout. The Board approved and has supported the Action Agenda.

To date, the new management team is on track with the Action Agenda schedule, having led Schering-Plough through the first three phases. The fourth phase of the Action Agenda was entered in late 2006. The Compensation Committee measures performance of the new management team from January 1, 2004 forward, because 2004 was the first full year under the new management team’s leadership and the first full year under the new performance-based compensation system. The specific performance measures that relate to particular elements of executive compensation are discussed in detail in the “Compensation Discussion and Analysis,” and the Compensation Committee believes the excellent performance over this period was driven by the performance-based compensation programs that the Committee initiated at the start of 2004, with the full support of new CEO.

COMPENSATION COMMITTEE REPORT

Compensation Discussion and Analysis. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management, its compensation consultant, compensation counsel and securities counsel. Based on the review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the 2007 10-K.

Committee’s Objectives in Designing the Compensation System. The Compensation Committee designed the current compensation program with the following objectives:

•	To attract and retain the management team;
•	To motivate the management team to provide superior performance that would build long-term shareholder value; and
•	To compensate the management team based on the level of performance, providing superior pay — at or above the 75th percentile of the Peer Group — when performance is superior, and decreasing pay for lesser performance.

The Compensation Committee believes the program has achieved these objectives, as described in this report and throughout the “Compensation Discussion and Analysis.”

Basis for 2007 Compensation Decisions. In determining the CEO’s compensation for 2007, the Compensation Committee determined that the CEO’s performance exceeded expectations, with significant achievements including:

•	Schering-Plough’s excellent financial and operating performance in 2007 and during the period since the CEO joined Schering-Plough in 2003;
•	The CEO’s leadership in maximizing the business and financial performance to complete the Turnaround phase and continue the Build the Base phase of the strategic Action Agenda;
•	The CEO’s leadership in acquiring the human pharmaceutical and animal health business of Organon BioSciences and the planning for and initial progress with the integration; and
•	The CEO’s application of his prior experience to deliver performance at Schering-Plough.

The Compensation Committee also notes the interest of other Boards to recruit the CEO to other pharmaceutical companies, as well as large companies outside the industry.

In determining the compensation of the other named executives, the Compensation Committee considered each named executives contribution to:

•	The excellent financial and operating performance in 2007 and since they joined Schering-Plough;
•	Advancing the strategic Action Agenda, which included:

•	Growing the top and bottom line;
•	Improving cash flows;
•	Advancing the R&D pipeline; and
•	Building strength in emerging markets.

•	Closing the Organon BioSciences acquisition and beginning the integration.

Conclusion. The Committee has included the additional details in this Report in order to help the reader understand Schering-Plough’s performance-based executive compensation system, the strong ties of compensation to performance and the Committee’s rationale for the specific 2007 compensation decisions that are explained in detail in the “Compensation Discussion and Analysis.” Shareholders’ inquiries are welcome through the shareholder contacts set out under “Shareholder Relations” on page 13.

COMPENSATION COMMITTEE

Hans W. Becherer, Chairman
C. Robert Kidder
Patricia F. Russo
Jack L. Stahl
Arthur F. Weinbach

SUMMARY COMPENSATION TABLE

As required by SEC disclosure rules, the Summary Compensation Table sets forth information concerning compensation earned during 2006 and 2007 by the Chief Executive Officer, the Chief Financial Officer and each of the next three most highly compensated executive officers of Schering-Plough as of December 31, 2007 (collectively referred to as the “named executives”). In addition, although not required by SEC rules, Schering-Plough has voluntarily elected to disclose the compensation of Koestler, Executive Vice President and President of the Schering-Plough Research Institute, in the Summary Compensation Table given the criticality of his position to the success of Schering-Plough and the resulting investor interest in his compensation.
■  Numbers in blue are pay that is subject to forfeiture if performance conditions are not met.  ■  Numbers in green are pay that is subject to forfeiture until time-based vesting conditions are met.

										Change in Pension
										Value and
										Nonqualified
										Deferred
							Option	Non-Equity Incentive Plan		Compensation	All Other
Name and Principal		Salary		Bonus	Stock Awards		Awards	Compensation		Earnings	Compensation	Total ($)
Position in 2007	Year	($)		($)	($) (3)		($) (4)	($) (5)		($) (6)	($) (7)	Shown on Table

Fred Hassan Chairman of the Board & Chief Executive Officer	2007	$1,670,000	(1)	$0	Deferred stock units: Long-term performance units: Transformational incentive: Performance-based shares: Total:	$3,374,238 1,441,960 4,792,103 3,900,919 13,509,220	$8,987,163	Annual incentive:	$4,033,050	$1,515,382	$608,937	$30,323,752

	2006	1,646,250		0	Deferred stock units: Long-term performance units: Transformational incentive: Total:	4,184,936 2,129,418 3,893,803 10,208,157	2,878,072	Annual incentive: Long-term incentive: Total:	4,175,000 8,596,698 12,771,698	1,520,822	632,927	29,657,926

Robert J. Bertolini Executive Vice President & Chief Financial Officer	2007	908,000		0	Deferred stock units: Long-term performance units: Transformational incentive: Performance-based shares: Total:	578,048 417,206 1,597,368 1,129,213 3,721,835	1,689,620	Annual incentive:	1,183,672	553,308	152,875	8,209,310

	2006	858,725		0	Deferred stock units: Long-term performance units: Transformational incentive: Total:	1,040,975 616,110 1,297,934 2,955,019	786,657	Annual incentive: Long-term incentive: Total:	1,400,000 2,882,725 4,282,725	883,343	137,712	9,904,181

Carrie S. Cox Executive Vice President & President, Global Pharmaceuticals	2007	1,037,500		0	Deferred stock units: Long-term performance units: Transformational incentive: Performance-based shares: Total:	992,609 553,712 1,597,368 1,334,525 4,478,214	2,180,888	Annual incentive:	1,327,200	544,811	249,687	9,818,300

	2006	987,500		0	Deferred stock units: Long-term performance units: Transformational incentive: Total:	1,453,756 817,696 1,297,934 3,569,386	1,115,694	Annual incentive: Long-term incentive: Total:	1,600,000 3,294,543 4,894,543	515,549	222,760	11,305,432

Thomas P. Koestler, Ph.D. Executive Vice President & President, Schering-Plough Research Institute	2007	726,250		0	Deferred stock units: Long-term performance units: Performance-based shares: Total:	899,663 230,711 780,184 1,910,558	1,304,013	Annual incentive:	828,345	428,785	151,879	5,349,830

	2006	611,458		0	Deferred stock units: Long-term performance units: Total:	825,393 340,703 1,166,096	268,571	Annual incentive: Long-term incentive: Total:	980,000 2,017,908 2,997,908	335,551	117,543	5,497,127

										Change in Pension
										Value and
										Nonqualified
										Deferred
							Option	Non-Equity Incentive Plan		Compensation	All Other
Name and Principal		Salary	Bonus		Stock Awards		Awards	Compensation		Earnings	Compensation	Total ($)
Position in 2007	Year	($)	($)		($) (3)		($) (4)	($) (5)		($) (6)	($) (7)	Shown on Table

Thomas J. Sabatino, Jr. Executive Vice President & General Counsel	2007	747,000	0		Deferred stock units: Long-term performance units: Transformational incentive: Performance-based shares: Total:	560,373 325,848 1,512,854 780,184 3,179,259	1,276,808	Annual incentive:	852,012	322,338	128,898	6,506,315

	2006	711,125	0		Deferred stock units: Long-term performance units: Transformational incentive: Total:	775,000 481,197 1,229,256 2,485,453	734,692	Annual incentive: Long-term incentive: Total:	1,008,000 1,902,599 2,910,599	304,312	132,433	7,278,614

Brent Saunders(8) Senior Vice President & President, Consumer Health Care	2007	515,000	1,000,000	(2)	Deferred stock units: Long-term performance units: Transformational incentive: Performance-based shares: Total:	339,717 190,338 1,597,368 451,685 2,579,108	861,626	Annual incentive:	460,460	96,899	73,968	5,587,061

(1)	Amount for 2007 includes $1,336,000 salary deferred at Hassan’s election and invested in the executive’s account in the unfunded savings plan. For more information about deferred amounts, including earnings on deferred amounts, see the Nonqualified Deferred Compensation Table and related notes and narrative.

(2)	Amount represents a deferred cash award for Saunders payable on December 31, 2010, provided that he remains employed with Schering-Plough through that date. For more information on this award, see page 26 of the “Compensation Discussion and Analysis.”

(3)	The amounts set forth next to each award represent the dollar amount recognized for financial statement reporting purposes with respect to 2006 and 2007 for awards granted in and before each of those years, in accordance with FAS 123R, for each named executive, disregarding any estimate of forfeitures relating to service-based vesting conditions applicable to that award. These amounts do not necessarily represent the actual value realized by the named executives during 2006 and 2007, respectively, or, in the case of the transformational incentive and performance-based shares, the value the named executive could realize upon completion of the applicable performance period.

For each of the named executives, the “Stock Awards” column includes the expense recognized pursuant to FAS 123R for the following awards:
• deferred stock units granted in 2006 and prior years that remained outstanding as of December 31 of 2006 and 2007, respectively;

     •    long-term performance share units that were granted in 2004 for the three-year performance period ended December 31, 2006, which have been earned but are still subject to a three-year service-based vesting provision (25% percent of the award earned vested as of December 31, 2006 and 50% vested as of December 31, 2007 based on the named executives remaining employed with Schering-Plough through those dates, respectively);

• transformational incentive shares that were granted in 2004 with a five-year performance period ending December 31, 2008; and
• performance-based share awards that were granted in 2007 with a three-year performance period ending December 31, 2009.

For those executives that become retiree eligible during the vesting period of a post-January 1, 2006 grant, the deferred stock unit awards become nonforfeitable to such executive on the later of (i) attainment of retirement eligibility (which, for the purposes of Schering-Plough’s stock incentive plan, is attainment of age 65 or attainment of age 55 with five years of service) and (ii) the one-year anniversary of the award’s grant date. Under FAS 123R, the cost of retiree eligible awards must be amortized over the shorter of (1) the award’s vesting period, or (2) if the named executive is retirement eligible at the time of grant, the one-year period following the grant date. Because Hassan and Koestler will become retirement eligible in 2008, Schering-Plough’s financial statement expense amounts, and, consequently, the amounts set forth in this column, reflect the accelerated cost recognition of these awards pursuant to the requirements of FAS 123R, even though the awards continue to vest three years from grant and vesting is not accelerated upon retirement by operation of the plan.

For more information on these awards, see the Grants of Plan-Based Awards Table and related notes.

(4)	Amount represents the dollar amount recognized for financial statement reporting purposes with respect to 2006 and 2007 for each named executive, disregarding any estimate of forfeitures relating to service-based vesting conditions and therefore include amounts from awards granted in and prior to 2006 and 2007. These amounts do not necessarily represent the actual value realized by the named executives during those years. For discussion of the assumptions used in these valuations, see Note 5 to Schering-Plough’s Consolidated Financial Statements in the 10-K for the years ended December 31, 2006 and 2007, respectively.

For those executives that become retiree eligible during the vesting period of a post-January 1, 2006 grant, stock options become nonforfeitable to such executive on the later of (i) attainment of retirement eligibility (which, for the purposes of Schering-Plough’s stock incentive plan, is attainment of age 65 or attainment of age 55 with five years of service) and (ii) the one-year anniversary of the award’s grant date. Therefore, under FAS 123R, the cost of retiree eligible awards must be amortized over the shorter of (1) the award’s vesting period, or (2) if the named executive is retirement eligible at the time of grant, the one-year period following the grant date. Because Hassan and Koestler will become retirement eligible in 2008, Schering-Plough’s financial statement expense amounts, and, consequently, the amounts set forth in this column, reflect the accelerated cost recognition of these awards pursuant to the requirements of FAS 123R, even though the awards continue to vest in annual installments over three years and vesting is not accelerated upon retirement by operation of the plan.

For more information on stock options, see “Key Performance Metrics in 2007” beginning on page 21, and the Grants of Plan-Based Awards Table and related notes.

(5)	The “Non-Equity Incentive Plan Compensation” column sets forth the amount earned by the named executives in 2006 and 2007, respectively, pursuant to Schering-Plough’s annual cash incentive plan for senior management.

For more information on this plan, including the performance measures used to calculate the payments to the named executives, see “Key Performance Metrics in 2007” beginning on page 21 and the Grants of Plan-Based Awards Table and accompanying narrative.

(6)	The amounts disclosed in the “Change in Pension Value” column for 2006 and 2007 represent solely the aggregate change in the actuarial present value of each named executive’s accumulated benefit under Schering-Plough’s qualified and nonqualified defined benefit pension plans from December 31, 2005 to December 31, 2006 and December 31, 2006 to December 31, 2007, respectively. For more information about those plans, see the Pension Benefits Table and related notes and narrative.

Schering-Plough’s unfunded savings plan does not provide for above market or preferential earnings. All earnings credited reflect earnings that would be achieved under the mirrored investment choices available under Schering-Plough’s 401(k) savings plan. For more information, see the Nonqualified Deferred Compensation Table and related notes and narrative.

(7)	The amounts set forth in the “All Other Compensation” column for 2007 and 2006 for the named executives are detailed in the tables below. As described in more detail in “Employee Benefits” beginning on page 27, Schering-Plough believes there is a business purpose for the few personal benefits provided only to executives. In accordance with SEC disclosure rules, Schering-Plough calculates the cost of personal benefits provided to the named executives as the incremental cost to Schering-Plough of providing those benefits.

For the corporate-owned aircraft, Schering-Plough’s incremental cost calculation for personal use of the aircraft is based on the average variable cost per hour. This includes cost of fuel, crew hotels and meals, on-board catering, trip-related maintenance, landing fees, trip-related hangar/parking costs and smaller variable costs. The total annual variable costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost. Since the corporate-owned aircraft are used primarily for business travel, the incremental cost calculations exclude the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the corporate-owned aircraft and the cost of maintenance that is not related to personal travel. For tax purposes, income is imputed to the named executive for non-business travel based on a multiple of the Standard Industry Fare Level (SIFL) rates. Schering-Plough does not pay any tax gross-up reimbursements to named executives for personal use of the corporate aircraft.

Schering-Plough does not have an aircraft dedicated to any executive. Decisions as to who may use the corporate aircraft are based on business priorities. Schering-Plough permits “ride alongs” on corporate aircraft in limited situations, where a spouse or other family member of an executive, traveling for business, is permitted to accompany the executive if the seat would otherwise be unoccupied. However, the practice at Schering-Plough is to fill the planes with employees traveling for business when possible. It is not unusual for non-executive employees, who are traveling for business, to fill all seats when an executive is using the aircraft, in which case there is no room for ride alongs. If the aircraft is traveling for a personal flight, ride alongs are permitted and then the full incremental cost of using the aircraft is shown as a personal benefit for the executive(s) on the aircraft. Other than catering, there is no incremental cost to Schering-Plough for the ride alongs. Schering-Plough includes the cost of all catering in the hourly rate for use of the aircraft. As a result, any catering costs for ride alongs is spread over all flights, including personal flights where there is no catering.

Schering-Plough’s incremental cost calculation for personal use of the cars and drivers includes driver overtime, meals and travel pay, maintenance and fuel costs. All of the cars and drivers also provide business transportation to other executives and non-executive Schering-Plough personnel. Since the cars are used primarily for business travel, the calculation excludes the fixed costs that do not change based on personal usage, such as drivers’ salaries and the purchase costs of the cars.

Personal security, home security, financial planning and tax preparation are valued at actual costs billed by outside vendors. Schering-Plough contributions to savings plans consist of Schering-Plough’s annual 3% contribution and up to 2% matching contribution to the account of each employee under the 401(k) savings plan and the unfunded savings plan. Executive life insurance is computed based on the cost of life insurance premiums above $50,000, the tax-free limit on group term life insurance.

Personal Benefits Included in All Other Compensation								Other Amounts Included in All Other Compensation
			Corporate	Personal	Home	Financial	Tax			Company
		Corporate-owned	car and	security	security	planning	preparation			contributions	Executive life
		aircraft	driver	services	system	services	services			to savings plans	insurance

Hassan	2007	$75,544	$1,101	$146,680	$3,127	$7,000	$2,500	Hassan	2007	$292,250	$80,735
	2006	142,444	1,221	134,305	4,970	0	0		2006	266,392	83,595
Bertolini	2007	0	2,999	0	782	5,000	2,500	Bertolini	2007	115,400	26,194
	2006	0	4,611	0	572	5,000	2,500		2006	96,766	28,263
Cox	2007	64,652	3,482	0	719	7,500	2,500	Cox	2007	131,875	38,959
	2006	51,059	2,279	0	716	2,500	2,500		2006	121,790	41,916
Koestler	2007	0	2,331	0	2,037	7,500	2,500	Koestler	2007	85,313	52,198
	2006	0	1,245	0	9,959	0	0		2006	62,213	44,126
Sabatino	2007	0	943	0	391	5,000	2,500	Sabatino	2007	87,750	32,314
	2006	0	554	0	8,467	5,000	2,500		2006	81,041	34,871
Saunders	2007	0	2,539	0	892	2,500	2,500	Saunders	2007	53,250	12,287

(8)	Saunders was not a named executive of Schering-Plough in 2006, therefore, pursuant to SEC disclosure rules, only his 2007 compensation data is included in the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information concerning each grant of an award made to the named executives in 2007 under any plan.

■  Numbers in blue are pay that is subject to forfeiture if performance conditions are not met.  ■  Numbers in green are pay that is subject to forfeiture until time-based vesting conditions are met.

									All Other
									Option Awards:		Grant Date
						Estimated Future Payouts			Number of	Exercise or	Fair Value of
			Estimated Possible Payouts Under			Under Equity Incentive			Securities	Base Price	Stock and
			Non-Equity Incentive Plan Awards(1)			Plan Awards(2)			Underlying	of Option	Options
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	Award Type	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/Sh)	($)

Fred Hassan	1/1/07	Annual Incentive	$0	$2,505,000	$5,010,000
	2/26/07	Performance-Based Shares				0	380,000	760,000			$8,827,400
	5/1/07	Performance-Based Stock Option				0	236,000	236,000		$31.57	1,921,859
	5/1/07	Stock Option							944,000	31.57	7,687,437

Robert J. Bertolini	1/1/07	Annual Incentive	0	735,200	1,470,400
	2/26/07	Performance-Based Shares				0	110,000	220,000			2,555,300
	5/1/07	Performance-Based Stock Option				0	69,000	69,000		31.57	561,900
	5/1/07	Stock Option							276,000	31.57	2,247,598

Carrie S. Cox	1/1/07	Annual Incentive	0	840,000	1,680,000
	2/26/07	Performance-Based Shares				0	130,000	260,000			3,019,900
	5/1/07	Performance-Based Stock Option				0	80,000	80,000		31.57	651,478
	5/1/07	Stock Option							320,000	31.57	2,605,911

Thomas P. Koestler, Ph.D.	1/1/07	Annual Incentive	0	514,500	1,029,000
	2/26/07	Performance-Based Shares				0	76,000	152,000			1,765,480
	5/1/07	Performance-Based Stock Option				0	48,000	48,000		31.57	390,887
	5/1/07	Stock Option							192,000	31.57	1,563,547

Thomas J. Sabatino, Jr.	1/1/07	Annual Incentive	0	529,200	1,058,400
	2/26/07	Performance-Based Shares				0	76,000	152,000			1,765,480
	5/1/07	Performance-Based Stock Option				0	48,000	48,000		31.57	390,887
	5/1/07	Stock Option							192,000	31.57	1,563,547

Brent Saunders	1/1/07	Annual Incentive	0	286,000	572,000
	2/26/07	Performance-Based Shares				0	44,000	88,000			1,022,120
	5/1/07	Performance-Based Stock Option				0	28,000	28,000		31.57	228,017
	5/1/07	Stock Option							112,000	31.57	912,069

(1)	Amounts represent annual cash incentive grants made to each named executive pursuant to the 2007 Operations Management Team Incentive Plan. The actual amounts earned by each named executive pursuant to such awards are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For more information on the performance metrics applicable to these awards, see “The Elements of 2007 Compensation” beginning on page 25. There are no payouts under the plan if performance falls below a specified threshold.

(2)	Amounts represent grants of performance-based stock options (representing 20% of each named executive’s aggregate 2007 stock option grant) and performance-based share awards to the named executives in 2007. These grants were made pursuant to Schering-Plough’s 2006 Stock Incentive Plan.

Payout of the performance-based stock options can range from zero at threshold up to a maximum 100% which is achieved at the target performance level. No additional shares can be earned for performance above target. As a result, the threshold is reflected as zero, and maximum payable is the target amount. Since the corporate performance goals for 2007 were satisfied, 100% of the 2007 performance-based stock options were earned. Once earned, the stock options vest and become exercisable in substantially equal installments on the first, second and third anniversary of the grant date. No dividends or dividend equivalents are paid on the common shares underlying stock options, either during the performance period or during the subsequent vesting period. For more information on the performance-based stock options, including the performance measures on which payment of those awards are based, see “Key Performance Metrics in 2007” on page 21 and “The Elements of 2007 Compensation” beginning on page 25.

Payout of the performance-based share awards can range from zero to 200% of target, depending on the level of achievement of the applicable performance goals at the completion of the three-year performance period from 2007-2009. For more information on the performance-based share awards, including the performance measures on which payment of those awards are based, see “The Elements of 2007 Compensation” beginning on page 25. Dividends accrue on performance-based shares during the performance period and are reinvested on behalf of the named executive as additional shares.

(3)	Eighty percent of the 2007 aggregate stock option grants to the named executives, which are reflected in this column, vest in substantially equal installments on the first, second and third anniversary of the grant date and are not subject to additional performance criteria. No dividends or dividend equivalents are paid on the common shares underlying stock options.

Narrative Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

As required by SEC disclosure rules, the Summary Compensation Table and the Grants of Plans-Based Awards Table above both reflect not only compensation earned and paid in 2007, but also amounts representing the opportunity to earn future compensation under performance-driven compensation incentives that may be forfeited based on future performance and/or service-based vesting conditions. These amounts are shown in blue or green, rather than black type, to assist the reader in easily identifying these contingent amounts. As a result of mixing compensation earned/paid and contingent compensation, the “total” shown in the Summary Compensation Table includes amounts that the named executives may never receive.

Employment Agreements with Named Executives. Schering-Plough has employment agreements with each of the named executives. The material terms of each employment agreement are summarized in the “Potential Payments Upon Termination and Change of Control and Other Contract Provisions,” beginning on page 45.

General Information on Base Salary Adjustments. Annual base salary increases for all employees of Schering-Plough become effective April 1 of each year. The amount shown in the “Salary” column of the Summary Compensation Table reflects three months of the named executives’ 2006 base salary and nine months of 2007 base salary.

General Information Regarding the Operations Management Team Incentive Plan. The annual incentive under the Operations Management Team Incentive Plan is paid in cash. The purpose of the annual incentive is to align senior management’s efforts across Schering-Plough on the most critical, shorter-term issues needed to move Schering-Plough forward on the strategic Action Agenda. Amounts paid under this shareholder-approved plan are intended to be deductible under Section 162(m) of the Internal Revenue Code.

At the beginning of each fiscal year, the Compensation Committee selects the performance metrics for the annual incentive. For each performance metric, the Committee sets a threshold, and if performance falls below a specified level, no annual incentive is earned or paid. For each performance metric, the Compensation Committee also sets specified performance levels that correspond to the minimum, target and maximum payout levels. Annual incentives are targeted at the median of the Peer Group, with above-average and superior performance resulting in actual payments above the median.

Once the corporate goals are determined, the incentive opportunity for each named executive may be reduced if individual objectives, including the demonstration of Leader Behaviors, are not achieved. The Leader Behaviors are summarized on page 29 above.

The 2007 target annual incentive for each of the named executives, expressed as a percentage of base salary, was as follows: Hassan — 150%; Bertolini — 80%; Cox — 80%; Koestler — 70%; Sabatino — 70%; and Saunders — 55%.

General Information Regarding Equity and Other Long-Term Incentive Awards. The current compensation program includes three equity components:

•	Traditional stock options;
•	Performance-based stock options; and
•	Performance-based shares.

All equity components are issued under the 2006 Stock Incentive Plan, which has been approved by shareholders and was designed to meet the requirements of Section 162(m) of the Internal Revenue Code.

Traditional Stock Options. Traditional stock options are generally subject to a three-year ratable vesting schedule and, since 2006, have a term of seven years.

Performance-Based Stock Options. 20% of the stock options granted to senior executives, including the named executives, are subject to performance vesting conditions. Once earned, the options become exercisable in substantially equal installments on the first, second and third anniversary of the grant date.

Performance-Based Shares. Performance-based shares vest upon achievement of specific Schering-Plough business objectives as selected by the Compensation Committee in its discretion. Currently, performance is measured over a three-year period. At the beginning of the performance period the Compensation Committee establishes a target award for each participant. During the performance period (but only after the grant date), target awards are credited with dividend equivalents, which are converted into additional target shares which would become payable only to the extent that the underlying shares are earned. Payment of these awards is intended to be deductible under Section 162(m) of the Internal Revenue Code.

In addition, the Summary Compensation Table reflects amounts relating to awards granted in prior years, as described in more detail below, including:

•	Deferred Stock Units;
•	Cash Long-Term Incentive;
•	Long-Term Performance Share Unit Incentives; and
•	Five-Year Transformational Share Incentive.

Deferred Stock Units. Prior to 2007, the named executives other than Koestler were granted deferred stock units subject to performance vesting conditions as designated by the Compensation Committee. Once earned, the deferred stock awards vest on the third anniversary of the grant date. Deferred stock unit grants to Koestler were made prior to him joining the Executive Management Team and, therefore, were not subject to performance vesting conditions.

Cash Long-Term Incentive. The cash long-term incentive opportunity was designed to reward long-term operational excellence by providing an opportunity to earn a cash incentive award over the three-year performance period ended December 31, 2006. The amount earned was 200% of target and was based upon Schering-Plough’s three-year compounded growth of operating earnings per share and three-year compounded growth of operating earnings per share relative to the Peer Group over that period. Consistent with the retention objectives of Schering-Plough’s total compensation philosophy, only 25% of the earned award vested at the end of performance period, 50% vested on December 31, 2007 and the remaining 25% of the earned award will vest on December 31, 2008, provided that the named executive remains continuously employed with Schering-Plough through that date. Further, pursuant to its terms, payment of the award to each named executive is subject to mandatory deferral into the unfunded savings plan. Under the unfunded savings plan, amounts credited to the named executive’s account are not payable until the year following his or her termination of employment.

Long-Term Performance Share Unit Incentives. The long-term performance share incentive opportunity focused on Schering-Plough’s long-term performance by providing an opportunity to earn performance stock units, payable in cash, at the end of the 2004 - 2006 performance period. Consistent with the retention objectives of Schering-Plough’s total compensation philosophy, only 25% of the earned award vested at the end of the performance period on December 31, 2006, 50% vested on December 31, 2007 and the remaining 25% of the earned award will vest on December 31, 2008 provided that the named executive remains continuously employed with Schering-Plough through that date. Further, pursuant to its terms, payment of the award to each named executive is subject to mandatory deferral into the unfunded savings plans. Under the unfunded savings plan, amounts credited to the named executive’s account are not payable until the year following his or her termination of employment.

Five-Year Transformational Share Incentive. In early 2004, the Compensation Committee granted the one-time opportunity to earn transformational awards to eight senior executives, including each named executive other than Koestler, in order to induce them to join and/or remain with Schering-Plough when the serious challenges facing Schering-Plough were still being analyzed and solutions were being developed. There are two performance measures for the transformational awards. Both performance measures are related to total shareholder return over the period January 1, 2004 to December 31, 2008:

•	Five-year compounded total shareholder return; and
•	Five-year compounded total shareholder return relative to the Peer Group.

If Schering-Plough’s targeted performance over the five-year performance period is not in the top half of the Peer Group, no payment will be earned pursuant to the opportunity.

As directed by SEC disclosure rules, a portion of the potential transformational incentive is included in the “Stock Awards” column and added to the total shown in the Summary Compensation Table. However, readers should note that the named executives will not receive this award if the applicable performance goals are not achieved. As described in “A Special Note About 2008” on page 22, had the performance period ended March 31, 2008

(rather than December 31, 2008 as provided in the plan), the payout for each of the named executives would have been zero based on Schering-Plough’s actual and relative total shareholder return as of that date.

After the end of the performance period, the theoretical amount earned, if any, would be credited to the named executive’s account in the unfunded savings plan, where it will grow/diminish in value as if it had been invested in Schering-Plough common shares. Dividends accrue on the fund shares and are reinvested on behalf of the named executive as additional stock units. The amount earned generally cannot be received by the named executive until the year after his or her employment is terminated.

OUTSTANDING EQUITY AWARDS TABLE

The following table provides details about each outstanding equity award as of December 31, 2007.

	Option Awards
			Equity Incentive									Equity Incentive	Equity Incentive
			Plan Awards:									Plan Awards:	Plan Awards:
	Number of	Number of	Number of									Number of	Market or Payout
	Securities	Securities	Securities									Unearned	Value of
	Underlying	Underlying	Underlying					Stock Awards				Shares, Units	Unearned Shares,
	Unexercised	Unexercised	Unexercised		Option			Number of Shares or				or Other Rights	Units or Other
	Options	Options	Unearned		Exercise		Option	Units of Stock		Market Value of Shares		That Have Not	Rights That Have
	(#)	(#)	Options	Grant	Price	Vesting	Expiration	That Have Not Vested		or Units of Stock		Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	Date	($)	Date (1)	Date	(#) (2)		That Have Not Vested($) (3)		(#) (4)	($) (5)

Fred Hassan	900,000	0	N/A	4/20/03	$17.43	4/21/04	4/19/2013	Deferred stock units:	400,000	Deferred stock units:	$10,656,000	783,148	$20,863,063
	1,100,000	0		2/23/04	18.20	2/24/05	2/22/2014	Long-term		Long-term
	146,667	73,333		4/25/05	20.70	4/26/06	4/24/2015	performance units:	90,587	performance units:	2,413,238	382,432	10,187,988
	586,667	293,333		4/25/05	20.70	4/26/06	4/24/2015
	66,666	133,334		5/19/06	19.23	4/1/07	5/18/2013
	266,666	533,334		5/19/06	19.23	4/1/07	5/18/2013
	0	236,000		5/1/07	31.57	5/1/08	4/30/2014
	0	944,000		5/1/07	31.57	5/1/08	4/30/2014

Robert J. Bertolini	350,000	0	N/A	11/17/03	15.87	11/18/04	11/16/2013	Deferred stock units:	85,000	Deferred stock units:	2,264,400	261,049	6,954,345
	250,000	0		2/23/04	18.20	2/24/05	2/22/2014	Long-term		Long-term
	33,333	16,667		4/25/05	20.70	4/26/06	4/24/2015	performance units:	26,210	performance units:	698,234	110,704	2,949,155
	133,333	66,667		4/25/05	20.70	4/26/06	4/24/2015
	16,000	32,000		5/19/06	19.23	4/1/07	5/18/2013
	64,000	128,000		5/19/06	19.23	4/1/07	5/18/2013
	0	69,000		5/1/07	31.57	5/1/08	4/30/2014
	0	276,000		5/1/07	31.57	5/1/08	4/30/2014

Carrie S. Cox	53,333	26,667	N/A	4/25/05	20.70	4/26/06	4/24/2015	Deferred stock units:	146,000	Deferred stock units:	3,889,440	261,049	6,954,345
	213,333	106,667		4/25/05	20.70	4/26/06	4/24/2015	Long-term		Long-term
	25,000	50,000		5/19/06	19.23	4/1/07	5/18/2013	performance units:	34,785	performance units:	926,672	130,832	3,485,364
	100,000	200,000		5/19/06	19.23	4/1/07	5/18/2013
	0	80,000		5/1/07	31.57	5/1/08	4/30/2014
	0	320,000		5/1/07	31.57	5/1/08	4/30/2014

Thomas P. Koestler, Ph.D.	150,000	0	N/A	8/18/03	16.12	8/19/04	8/17/2013	Deferred stock units:	104,000	Deferred stock units:	2,770,560	0	0
	70,000	0		2/23/04	18.20	2/24/05	2/22/2014	Long-term		Long-term
	66,667	33,333		4/25/05	20.70	4/26/06	4/24/2015	performance units:	14,494	performance units:	386,120	76,486	2,037,587
	30,000	60,000		5/19/06	19.23	4/1/07	5/18/2013
	0	48,000		5/1/07	31.57	5/1/08	4/30/2014
	0	192,000		5/1/07	31.57	5/1/08	4/30/2014

	Option Awards
			Equity Incentive									Equity Incentive	Equity Incentive
			Plan Awards:									Plan Awards:	Plan Awards:
	Number of	Number of	Number of									Number of	Market or Payout
	Securities	Securities	Securities									Unearned	Value of
	Underlying	Underlying	Underlying					Stock Awards				Shares, Units	Unearned Shares,
	Unexercised	Unexercised	Unexercised		Option			Number of Shares or				or Other Rights	Units or Other
	Options	Options	Unearned		Exercise		Option	Units of Stock		Market Value of Shares		That Have Not	Rights That Have
	(#)	(#)	Options	Grant	Price	Vesting	Expiration	That Have Not Vested		or Units of Stock		Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	Date	($)	Date (1)	Date	(#) (2)		That Have Not Vested($) (3)		(#) (4)	($) (5)

Thomas J. Sabatino, Jr.	250,000	0	N/A	4/15/04	17.37	4/16/05	4/14/2014	Deferred stock units:	65,000	Deferred stock units:	1,731,600	247,238	6,586,420
	26,667	13,333		4/25/05	20.70	4/26/06	4/24/2015	Long-term		Long-term
	106,667	53,333		4/25/05	20.70	4/26/06	4/24/2015	performance units:	20,470	performance units:	545,321	76,486	2,037,587
	12,666	25,334		5/19/06	19.23	4/1/07	5/18/2013
	50,666	101,334		5/19/06	19.23	4/1/07	5/18/2013
	0	48,000		5/1/07	31.57	5/1/08	4/30/2014
	0	192,000		5/1/07	31.57	5/1/08	4/30/2014

Brent Saunders	45,000	0	N/A	11/1/03	15.27	11/2/04	10/31/2013	Deferred stock units:	50,000	Deferred stock units:	1,332,000	261,049	6,954,345
	100,000	0		2/23/04	18.20	2/24/05	2/22/2014	Long-term		Long-term
	17,333	8,667		4/25/05	20.70	4/26/06	4/24/2015	performance units:	11,957	performance units:	318,534	44,282	1,179,672
	69,333	34,667		4/25/05	20.70	4/26/06	4/24/2015
	8,000	16,000		5/19/06	19.23	4/1/07	5/18/2013
	32,000	64,000		5/19/06	19.23	4/1/07	5/18/2013
	0	28,000		5/1/07	31.57	5/1/08	4/30/2014
	0	112,000		5/1/07	31.57	5/1/08	4/30/2014

(1)	This column shows the first date that options are or were exercisable. Stock options vest in three substantially equal installments, on the first three anniversaries of the grant date.

(2)	This column reflects performance-based deferred stock units (other than for Koestler) granted to each named executive that have been earned and are payable in full to the executive in the form of common shares on April 25, 2008 and April 1, 2009, respectively, provided the executive remains employed with Schering-Plough on those dates. For Koestler, this column reflects deferred stock units that were not granted subject to the attainment of performance goals as he was not yet a member of the Executive Management Team when the grants were made. These grants to Koestler are payable in full in the form of common shares on April 25, 2008, April 1, 2009, and April 1, 2010, respectively, provided he remains employed with Schering-Plough through those dates. For each named executive, this column also includes the remaining portion of a grant of long-term performance units awarded under the long-term performance share unit incentive plan that have been earned for the three-year performance period from 2004 through 2006 but that are subject to additional service-based vesting conditions. Twenty-five percent of the earned award vested on December 31, 2006, 50% vested on December 31, 2007 (and is therefore included in the Summary Compensation Table above and Option Exercises and Stock Vested Table below) and 25% will vest on December 31, 2008, provided the named executive remains employed with Schering-Plough through that date. Upon vesting, these long-term performance unit share awards are automatically deferred into the unfunded savings plan and are not distributable to the named executive until the year following his or her termination of employment. Dividends were accrued on target shares during the performance period and reinvested on behalf of the named executive as additional stock units.

(3)	The market value of the share units reported in this column was computed by multiplying the number of such units by $26.64, the closing market price of Schering-Plough’s common shares on December 31, 2007.

(4)	This column reflects the target amount of the transformational incentive shares (including accumulated dividend equivalents) awarded to each named executive (other than Koestler) that may be earned based on Schering-Plough’s performance over the five-year period from 2004-2008 as follows: Hassan, 783,148; Bertolini, 261,049; Cox, 261,049; Koestler, 0; Sabatino, 247,238; and Saunders, 261,049. If earned, awards (and dividend equivalents) will vest in full on December 31, 2008. For each named executive, this column also includes the target amount of the performance-based share awards (including accumulated dividend equivalents) that may be earned by each named executive based on Schering-Plough’s performance over the three-year period from 2007-2009 as follows: Hassan, 382,432; Bertolini, 110,704; Cox, 130,832;
Koestler, 76,486; Sabatino, 76,486; and Saunders, 44,282. The number of shares actually earned by the named executives pursuant to these awards will not be determined until the completion of the applicable performance period (December 31, 2008 for the transformational incentive and December 31, 2009, for the performance-based shares, respectively).

(5)	The market value of the shares reported in this column was computed by multiplying the number of such share units by $26.64, the closing market price of Schering-Plough’s common shares on December 31, 2007.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information about stock options that were exercised and stock units and/or awards that vested during 2007.

	Option Awards		Stock Awards (3)
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Vesting	Value Realized on
Name	Exercise (#)	on Exercise ($)	Vesting (#)	Date	Vesting ($) (4)

Fred Hassan	0	$0	181,174	12/31/07	$4,826,463
Robert J. Bertolini	0	0	52,419	12/31/07	1,396,453
Carrie S. Cox (1)	900,000	11,543,535	69,571	12/31/07	1,853,361
Thomas P. Koestler, Ph.D.	0	0	30,000 28,987	8/18/07 12/31/07	886,800 772,226
Thomas J. Sabatino, Jr.	0	0	70,000 40,941	4/15/07 12/31/07	1,955,800 1,090,664
Brent Saunders (2)	45,000	746,100	23,915	12/31/07	637,090

(1)	Cox exercised stock options on April 20, 2007 and May 1, 2007 at a market price of $30.85 and $31.50 per share, respectively. The value realized was calculated by determining the difference between the market price of Schering-Plough’s common shares on the exercise date and the exercise price of the option.

(2)	Saunders exercised stock options on April 27, 2007 at a market price of $31.85. The value realized was calculated by determining the difference between the market price of Schering-Plough’s common shares on the exercise date and the exercise price of the option.

(3)	This column reflects 50% of the long-term performance units awarded under the long-term performance share unit plan that were previously earned by each named executive for the three-year performance period from 2004 through 2006 but that remained subject to service-based vesting conditions. The shares in the table above reflect the 50% of such shares that vested on December 31, 2007. In addition, this column reflects the value realized from vested awards denominated in stock units that were granted to Koestler in 2003 and Sabatino in 2004 that vested during 2007.

(4)	The value realized was determined by multiplying the number of shares or units that vested by the market price of Schering-Plough’s common shares on the respective vesting date.

PENSION BENEFITS TABLE

The following table includes the value of retirement benefits under three retirement plans — the qualified retirement plan for all employees, the benefits equalization plan for all eligible U.S. employees subject to IRS limitations applicable to their retirement plan benefit and a supplemental plan provided to executives in order to provide competitive retirement benefits.

		Number of Years of	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#) (1)	($) (2)	($) (3)

Fred Hassan	Retirement Plan		$ 131,505	$0
	Benefits Equalization Plan	4	3,587,404	0
	Supplemental Executive Retirement Plan		1,942,027	0
Robert J. Bertolini	Retirement Plan		45,612	0
	Benefits Equalization Plan	4	492,904	0
	Supplemental Executive Retirement Plan		4,738,380	0
Carrie S. Cox	Retirement Plan		68,247	0
	Benefits Equalization Plan	4	841,336	0
	Supplemental Executive Retirement Plan		1,035,911	0
Thomas P. Koestler, Ph.D.	Retirement Plan		92,633	0
	Benefits Equalization Plan	4	593,292	0
	Supplemental Executive Retirement Plan		509,022	0
Thomas J. Sabatino, Jr.	Retirement Plan		49,792	0
	Benefits Equalization Plan	3	439,145	0
	Supplemental Executive Retirement Plan		546,791	0
Brent Saunders	Retirement Plan		21,049	0
	Benefits Equalization Plan	3	116,142	0
	Supplemental Executive Retirement Plan		118,217	0

(1)	Number of years of credited service is the same for all plans. Number of years credited for each named executive (except Bertolini and Saunders) is the same as actual years of service with Schering-Plough. In accordance with the letter agreement he entered into when joining Schering-Plough, Bertolini is entitled to an additional 20 years of benefit service under the supplemental executive retirement plan that will vest upon his fifth anniversary of employment with Schering-Plough, or November 17, 2008. The actual supplemental pension benefit that Bertolini will receive will be reduced by any benefits under the retirement plan, the benefits equalization plan and any other qualified and nonqualified defined benefit pension plans of Schering-Plough and of any and all of his former employers, including PricewaterhouseCoopers. Bertolini was offered this special enhancement to offset amounts he was required to forgo under his PricewaterhouseCoopers’ retirement benefit plan when he left PricewaterhouseCoopers to join Schering-Plough. No other named executive has this benefit. Because Saunders was under the age of 40 upon joining Schering-Plough, by operation of the plans, he was required to complete one year of service before becoming eligible to participate.

(2)	This column reflects the actuarial present value of each named executive’s accumulated pension benefits assuming retirement age is 60 (or current age, if higher), the earliest time at which the named executive may retire without any benefit reduction under the supplemental executive retirement plan. The earliest time that the named executive can retire without any reduction in the benefit provided under the retirement plan and the benefits equalization plan is age 65. Thus, the amounts reflected for the retirement plan and benefits equalization plan represent reduced benefits paid pursuant to such plan. The present value shown was computed as of the same pension plan measurement date used for financial statement reporting purposes, except the retirement date, and was determined using the same assumptions used for financial statement reporting purposes under FAS 87 as of December 31, 2007. These assumptions include 2008 Target Liability mortality table and discount rates of 6.5% for the retirement plan, 6.25% for the benefits equalization plan and 5.5% for the supplemental executive retirement plan.

(3)	None of the named executives received any payments from Schering-Plough’s pension plans during fiscal year 2007 as they are all active employees.

Narrative Information Relating to Pension Benefits Table

Schering-Plough maintains a qualified retirement plan, a nonqualified retirement benefits equalization plan, and a nonqualified supplemental executive retirement plan.

Retirement Plan. Upon completing five years of service, or attaining age 65 during employment, the retirement plan provides a benefit to all U.S. regular full-time and part-time employees, including each named executive. Under that plan, the benefit is based on final average earnings and years of benefit service. The same formula applies for the named executives and other covered employees.

The formula is 1.5% of the participant’s average final earnings (including paid salary and annual incentive and pre-tax deferrals) times the number of years of benefit service. This benefit is reduced by an amount equal to the participant’s social security benefit times years of benefit service divided by 70. Normal retirement under the qualified plan is at age 65; however, early retirement is available at age 55 with five or more years of service. Except with respect to participants who are age 60 with 40 or more years of benefit service (not applicable to any of the named executives), early retirement benefits are subject to reduction factors. The benefit payable from the retirement plan is paid monthly in one of the following forms, as selected by the participant:

•	an annuity for the participant’s life;
•	50%, 75% or 100% joint and survivor annuity;
•	66 2/3% joint and last survivor annuity;
•	period certain and life annuity; or
•	social security level benefit payment.

Other than the life annuity, all of the annuities available will reduce the monthly payment during the life of the participant to provide a benefit to the beneficiary after the participant’s death. The social security level benefit provides an increased monthly benefit until an age selected by the participant and a reduced monthly benefit after the age that the participant begins to collect social security.

Benefits Equalization Plan. The named executives and all other employees who receive benefits under the retirement plan and earn more than the compensation limits imposed by the Internal Revenue Code are eligible to participate in the benefits equalization plan. The benefit provided by the benefits equalization plan is computed in the same manner as the retirement plan, but without regard to the compensation limitations imposed by the Code and is offset by the amount of the benefit provided under the retirement plan.

Benefits under the benefits equalization plan are also payable in a lump sum at retirement for those who also participate in the supplemental executive retirement plan. At the election of the employee, the benefits can be rolled over into Schering-Plough’s unfunded savings plan and paid out in installments.

Supplemental Executive Retirement Plan. Each of the named executives participates in the supplemental executive retirement plan.

The supplemental executive retirement plan provides an enhanced benefit to participants that is based on a formula of 2% of final average earnings (as defined in the plan) times years of service, up to 20 years (1% after 20 years of service), with a maximum benefit equal to 55% of final average earnings. Additionally, upon reaching age 60 with 10 years of service, the supplemental executive retirement plan provides a grandfathered minimum benefit of 35% of final average earnings to executives who were participants in the plan as of January 1, 2005 (each of the named executives were participants in the plan as of this date). For participants retiring at or after age 55 with five years of service, or who reached age 55 before March 1, 2006, the supplemental executive retirement plan provides a subsidized reduced early retirement benefit. For participants retiring at or after age 60 with five years of service, there is no actuarial reduction for early retirement under the supplemental executive retirement plan. Total supplemental executive retirement plan benefits are offset by the aggregate of any benefits payable to the participant under the retirement plan and the benefits equalization plan.

Benefits under the supplemental executive retirement plan are payable in a lump sum at retirement. Alternatively, they can be rolled over into Schering-Plough’s unfunded savings plan and paid out in installments.

As of December 31, 2007, Hassan was the only named executive who met the criteria for early retirement under the supplemental executive retirement plan. None of the named executives is currently eligible for early retirement under the retirement plan or the benefits equalization plan.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Schering-Plough maintains an unfunded, nonqualified deferred compensation plan that provides the same investment alternatives as the 401(k) plan for voluntary deferral of salary and annual incentive and mandatory deferral of certain long-term incentives. This table reports awards in that plan (and as noted in the narrative, certain predecessor plans).

				Mandatory
				Deferrals	Aggregate	Aggregate	Aggregate
	Executive		Registrant	of Long-Term	Earnings	Withdrawals/	Balance
	Contributions in		Contributions in	Incentive	in Last FY	Distributions	at Last FYE
Name	Last FY ($)		Last FY ($) (2)	Plan Payouts (3)	($) (4)	($)	($) (5)

Fred Hassan	$5,511,000	(1)	$281,000	$21,894,068	$1,521,821	$0	$41,065,378
Robert J. Bertolini	0		104,150	6,238,129	163,922	0	6,707,596
Carrie S. Cox	0		120,625	7,408,708	123,675	0	8,170,863
Thomas P. Koestler, Ph.D.	0		74,063	3,952,550	248,390	0	4,384,661
Thomas J. Sabatino, Jr.	0		76,500	4,293,576	139,440	0	4,649,730
Brent Saunders	0		42,000	2,551,624	2,503	0	2,678,658

(1)	The amount disclosed in this column consists of $1,336,000 of base salary deferred by Hassan in 2007 (this amount is also included in the “Salary” column of the Summary Compensation Table for 2007); and $4,175,000 of the 2006 annual incentive which was paid to and deferred by Hassan in 2007 (this amount is also included in the “Non-Equity Incentive Plan” column of the Summary Compensation Table for 2006).

(2)	The amounts disclosed in this column represent Schering-Plough’s annual 5% contribution to each named executive’s account under the unfunded savings plan. These amounts are included within the amount disclosed in the “All Other Compensation” column of the Summary Compensation Table for each applicable named executive for 2007.

(3)	The amounts disclosed in this column represent mandatory deferrals of amounts earned by the named executives under the cash long-term incentive plan and the long-term performance share unit incentive plan, including the related earnings on those deferrals and excluding amounts distributed to satisfy applicable payroll tax withholding obligations.

(4)	The aggregate earnings disclosed in this column are not reflected in the Summary Compensation Table for fiscal year 2007 since the earnings are not above-market or preferential. See the narrative section below for information on plan earnings.

(5)	This column includes deferred compensation earned in earlier years which was disclosed in the Summary Compensation Table of prior proxy statements as follows: Hassan, $4,998,600 for 2006, and Cox, $118,500 for 2006.

Narrative Information Relating to Nonqualified Deferred Compensation Table

Schering-Plough maintains a nonqualified deferred compensation plan, referred to as the “unfunded savings plan” in this proxy statement, for the benefit of all U.S. employees whose base salary and annual incentive exceed the annual compensation limitations established under the Internal Revenue Code. Other than as described below for Cox, all amounts reflected in this table are recorded in a bookkeeping account in the executive’s name under the unfunded savings plan. That plan is not funded so all amounts referred to as deferred or earned in an account are theoretical.

The unfunded savings plan also allows participants to make irrevocable elections annually to defer the receipt of up to 80% of base salary and up to 100% of their regular recurring annual incentive. Schering-Plough also makes company contributions on the participant’s behalf equal to 5% of eligible compensation for the plan year that exceeds the lower of the Internal Revenue Code Section 401(a)(17) limit for that year and the participant’s compensation applicable under the qualified savings plan (i.e. the 401(k) plan). Participants may elect to have deferred amounts grow/diminish in accordance with the same investment elections available under the 401(k) plan. Deferrals are credited to the participant’s account and deemed invested, as directed by the participant, among such investments options.

Under the unfunded savings plan, participants are required to elect the timing and form of distributions of amounts deferred in any given year (a class-year) prior to the beginning of the class-year. Participants may make separate distribution elections for each class-year. With respect to amounts deferred in each class-year, participants may elect either a lump sum distribution or up to 20 annual installments. Participants may also elect to defer the receipt of a previously scheduled distribution provided that they elect to do so at least 12 months prior to the date on which the distribution is scheduled to commence and that the subsequent election has the effect of delaying the previously scheduled payment for a period of at least five years. In addition, participants who experience an unforeseeable financial emergency may request a hardship distribution in an amount necessary to satisfy the need created by the emergency at any time prior to the date on which their benefit under the plan is otherwise payable.

Awards earned under the cash long-term incentive plan, long-term performance share unit incentive plan and transformational incentive program are, pursuant to the terms of these plans, required to be deferred into the unfunded savings plan. Amounts credited to the named executive’s account from these plans are not payable to the named executive until the year following termination of employment.

Participants in either of Schering-Plough’s nonqualified defined benefit pension plans (the benefits equalization plan and supplemental executive retirement plan) may also make an election to have any benefits payable under these plans automatically deferred into the unfunded savings plan. In order to be effective, any such elections that are made after December 31, 2008, must be made at least at least 12 months prior to the date on which the distribution is otherwise scheduled to commence and must have the effect of delaying the previously scheduled payment for a period of at least five years. Also, all amounts credited to Schering-Plough’s prior deferred compensation plan have been automatically transferred to, and are subject to the terms of, the unfunded savings plan. These amounts will be distributed in accordance with the elections applicable to the class year in which the transfer was made.

Cox also has a deferred compensation account balance from her participation in Schering-Plough’s former executive incentive plan and former profit sharing plan benefits equalization plan, which deferred amounts are also reflected in the table. Schering-Plough terminated the executive incentive plan in 2003 and since that date, no further awards have been made under this plan.

Potential Payments Upon Termination and Change of Control and Other Contract Provisions

Overview. Schering-Plough has entered into agreements with each of the named executives, the material terms of which are summarized below. Pursuant to their respective employment agreements, each named executive is eligible to receive base salary, annual cash incentive awards if performance is met, participate in Schering-Plough’s other executive benefit and incentive plans, and to receive future equity grants under Schering Plough’s stock incentive plan. These employment agreements also include certain other customary benefits, including participation in compensation and welfare benefit plans generally available to all employees of Schering-Plough, as described in the “Compensation Discussion and Analysis,” beginning on page 20.

The agreements provide payments and benefits to the executive in the event of his or her termination of employment under various circumstances, including a change of control.

In addition, each of the named executive’s agreements provides certain payments and benefits if the named executive’s employment with Schering-Plough is terminated either:

•	As a result of the executive’s death;
•	By either Schering-Plough or the executive on account of his or her disability;
•	By the executive with or without good reason; and
•	By Schering-Plough with or without cause.

Schering-Plough is responsible for making all termination payments and providing all termination benefits in each circumstance. Named executives do not receive severance under any other Schering-Plough severance plan or arrangement.

General Amounts Due Upon Termination. Generally, upon a termination of employment for any reason, each named executive is entitled to receive an immediate lump sum cash payment of certain accrued obligations, including:

•	Base salary through the date of termination, to the extent not paid;
•	Any compensation previously deferred and payable upon termination of employment, as described in the Nonqualified Deferred Compensation Table and accompanying narrative above;
•	Any accrued, but unused, vacation pay; and
•	Any unreimbursed business expenses.

These payments and benefits are in addition to any regular retirement benefits the named executives are entitled to receive under Schering-Plough’s qualified and nonqualified retirement plans, as described in the Pension Benefits Table and accompanying narrative above. Certain named executives, however, may receive special retirement benefits in connection with a particular triggering event. Any incremental payments or benefits under Schering-Plough’s retirement plans that relate to a triggering event are summarized and quantified below.

Equity and Long-Term Performance Incentive Awards. Under Schering-Plough’s stock incentive plans, unvested deferred stock awards and stock options granted to the named executives (as well as all other participants in those plans) that were granted prior to 2008 vest immediately upon a change of control. As described above, the

Board amended the 2006 Stock Incentive Plan to provide for “double trigger” acceleration of equity awards granted in and after 2008. Also, upon a change of control, the incentive awards of each named executive under Schering-Plough’s cash long-term incentive plan and long-term performance share unit plan will immediately vest. A pro-rated portion of the transformational incentive will be paid upon a change of control, calculated based on Schering Plough’s period-to-date performance. Awards paid in connection with a change of control under each of Schering-Plough’s long-term performance incentive plans are automatically contributed to the unfunded savings plan.

Generally, for purposes of each named executive’s employment agreement and Schering-Plough’s stock incentive plans, a change of control is deemed to occur:

(1)	If any person acquires 20% or more of Schering-Plough’s outstanding common stock or voting securities;
(2)	If a majority of the Directors during any 12-month period (or as of the effective date of the employment agreement) are replaced;
(3)	Upon consummation of a reorganization or merger (or similar corporate transaction) involving Schering-Plough or any of its subsidiaries, a sale or disposition of all or substantially all of Schering-Plough’s assets, or Schering-Plough’s acquisition of assets of stock of another company, unless either: (a) the beneficial owners of Schering-Plough’s common shares and voting securities immediately prior to the transaction continue to own immediately after the transaction at least 50% of the common shares or voting securities of the resulting company; (b) immediately following the transaction, no person (other than the resulting company or an employee benefit plan) beneficially owns 20% or more of the common shares or voting securities of the resulting company (except to the extent they were owned prior to the transaction); or (c) at least a majority of the board members of the resulting company were members of the Schering-Plough Board when the transaction agreement was signed;
(4)	If shareholders approve a complete liquidation of Schering-Plough.

The following is a more detailed description of the material terms of each named executive’s agreement, including tables estimating the dollar value of the payments and benefits that each named executive would have been entitled to receive under his or her employment agreement or applicable plan had (i) Schering-Plough terminated the named executive’s employment without cause or if the named executive had resigned with good reason, on December 31, 2007, either before or after a change of control, or (ii) a change of control occurred on December 31, 2007.

The amounts reflected in the following tables are calculated using various assumptions and are therefore only estimates of the amounts that could become payable to the named executives. The actual amounts that would become payable can only be determined at the time of an actual termination or change of control.

Hassan — Schering-Plough and Hassan entered into an employment agreement in April 2003. Hassan’s agreement provided for his employment as CEO of Schering-Plough through December 31, 2005, with automatic extension for additional successive one-year periods until December 31, 2010, unless either party elects to terminate the agreement at least 90 days prior to the end of his then-current employment period. Hassan’s agreement also provides for a three-year extension of his employment period in the event of a change of control. Under his agreement, Hassan will receive an annual base salary of at least $1,500,000. Pursuant to his agreement, Hassan’s annual incentive opportunity will be targeted at a level consistent with competitive pay practices of the Peer Group (as described on page 30 of the “Compensation Discussion and Analysis”).

Termination Without Cause or by Executive With Good Reason Before Change of Control. Under his employment agreement, if Schering-Plough terminates Hassan’s employment without cause or if he voluntarily resigns with good reason, then in addition to the payment of the accrued obligations described above, Hassan would be entitled to receive the following payments and/or benefits:

•	A lump sum cash severance payment equal to three times the sum of (a) his annual base salary in effect at the time of termination and (b) the greater of his highest annual bonus paid in the three most recent fiscal years or his target annual incentive opportunity then in effect;
•	A pro-rata annual incentive for the year of termination;
•	Continued medical and other welfare benefits for three years following termination;
•	A minimum benefit under Schering-Plough’s supplemental executive retirement plan equal to 32% of his average final earnings and without reduction for early payment; and
•	Three years of additional service credit for purposes of determining retiree medical eligibility.

Termination Without Cause or by Executive During Window Period Following a Change of Control. In addition to the payments and /or benefits described above, if Schering-Plough terminates Hassan’s employment without cause or if he voluntarily resigns during the 30-day “window” period immediately following the first anniversary of a change of control, he will also be entitled to receive a tax gross-up payment to the extent any payments he received would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code.

Death and Disability. If Hassan’s termination is due to death or disability, then in addition to payment of the accrued obligations, he (or his estate) will also be entitled to receive the following: (i) a pro-rata annual incentive; and (ii) if termination was due to his disability, continuation of medical and other welfare benefits for a period of three years.

In addition, the portion of the awards Hassan previously earned under the cash long-term incentive plan and long-term performance share unit plan that remain subject to additional service requirements (as of December 31, 2007, $3,131,250 and $2,059,943 respectively) will vest immediately as of his separation from Schering-Plough for any reason since he has already met the retirement eligibility requirements (attainment of age 55 with one year of service) under those plans.

Description of Triggering Events

Good Reason. Hassan may resign for good reason under his employment agreement if any of the following occurs without his prior consent:

•	The assignment of duties that are inconsistent with his position or a significant diminution of his duties or responsibilities;
•	The failure to elect Hassan as Chairman and CEO, or his removal from those positions;
•	If, prior to a change of control, Schering-Plough requires him to be based at an office or location other than Schering-Plough’s headquarters in Kenilworth, New Jersey;
•	If, after a change of control, Schering-Plough requires him to be based at an office or location that is either (a) not in New Jersey, or (b) in New Jersey, but more than 35 miles from the previous office or location;
•	Schering-Plough fails to provide the compensation and benefits set out in the agreement;
•	Schering-Plough decides to terminate or not extend the agreement;
•	Schering-Plough terminates his employment other than as expressly permitted under the agreement; or
•	Schering-Plough fails to cause any successor to assume the agreement.

Cause. Schering-Plough may terminate Hassan’s employment for cause for any of the following reasons:

•	His repeated willful and deliberate material violations of his duties that are not remedied in a reasonable period of time after the Board gives notice of the violations;
•	His willful misconduct that results, or can reasonably be expected to result, in material harm to Schering-Plough’s business or reputation; or
•	His conviction or plea of nolo contendere to a felony involving moral turpitude.

Estimated Payments. The following table estimates the dollar value of the payments and benefits Hassan would have been entitled to receive under his employment agreement assuming that the applicable triggering event occurred on December 31, 2007.

	Triggering Event
	Termination Occurring		Termination Occurring
	Before Change of Control	Change of Control	After Change of Control

Severance Payment (1)	$17,535,000	$—	$17,535,000
Welfare Continuation (2)	39,510	—	39,510
Stock Options Accelerated Vesting (3)	—	7,118,000	—
Shares/Units Accelerated Vesting (4)	—	38,118,611	—
Enhanced Pension Benefit (5)	19,578,873	—	19,578,873
Retiree Medical Benefits (6)	105,435	—	105,435
280G Tax Gross-Up	—	14,739,238	19,225,304

Total Value	37,258,818	59,975,849	56,484,122

(1)	Calculated using base salary as of December 31, 2007 and the highest annual incentive paid for the three most recently completed fiscal years.

(2)	Calculation based on Schering-Plough’s annual cost for the executive’s healthcare coverage for 2007.

(3)	Unvested stock options would vest immediately upon a change of control. Value shown equals the total number of unvested stock option shares as of December 31, 2007 multiplied by the difference between Schering-Plough’s closing market price of common shares on December 31, 2007 of $26.64 and the exercise price of the option.

(4)	Unvested deferred stock units and 2007 performance-based shares would vest immediately upon a change of control. The value related to these awards equals the total number of accelerated shares or units as of December 31, 2007 multiplied by Schering-Plough’s closing market price of common shares on December 31, 2007 of $26.64. A pro-rata portion of transformational incentive shares would vest upon a change of control. The value for such shares is based on the level of performance achieved through December 31, 2007 and Schering-Plough’s closing market price of common shares on December 31, 2007 of $26.64.

(5)	Amount represents the present value of the enhanced benefit that would be received under the Schering-Plough supplemental executive retirement plan and benefits equalization plan at December 31, 2007. The present value shown was computed using the same assumptions used for Schering-Plough retirement plans for financial statement reporting purposes at December 31, 2007. These assumptions include 2008 target liability mortality table rates and discount rate of 6.25% for the benefits equalization plan and 5.5% for the supplemental executive retirement plan.

(6)	Amount represents the present value of Schering-Plough’s cost to provide retiree medical coverage to the named executive and his spouse at December 31, 2007. The present value shown was computed using the same assumptions used for financial statement reporting purposes at December 31, 2007 (as reported in Note 8 to Schering-Plough’s Consolidated Financial Statements in the 10-K for the year ended December 31, 2007). These assumptions include 2008 target liability mortality table rates, a discount rate of 6.5% and a healthcare cost trend rate of 11% for 2007 trending down to 5.25% in 2018.

Bertolini — Schering-Plough and Bertolini entered into an employment agreement in November 2003. Bertolini’s agreement provided for his employment as Executive Vice President and Chief Financial Officer of Schering-Plough. Under his agreement, Bertolini will receive an annual base salary of at least $775,000.

Termination Without Cause or by Executive With Good Reason Before Change of Control. Under his employment agreement, if Schering-Plough terminates Bertolini’s employment without cause, or if he voluntarily resigns with good reason, then in addition to the payment of the accrued obligations described above, he will be entitled to receive the following payments and/or benefits:

•	A lump sum cash severance payment equal to three times his base salary in effect at the time of termination and current annual target incentive;
•	Immediate vesting of his outstanding stock options and deferred stock awards;
•	A fully vested, unreduced supplemental executive retirement plan benefit (calculated including the 20 years of additional credited benefit service described in the Pension Benefits Table above) payable at age 55 without reduction for early retirement (or, at Bertolini’s election, payable earlier than age 55 with applicable early retirement reduction factors); and
•	Continued medical and other welfare benefits for three years following termination.

Termination Without Cause or by Executive With Good Reason Following a Change of Control. Bertolini and Schering-Plough entered into a change of control agreement in December 2006 that triggers a change of control employment period of three years or to age 65, if sooner, upon a change of control, or upon a termination of employment by Schering-Plough in anticipation of a change of control. This agreement provides for the following payments and/or benefits in addition to (or in lieu of) those described above:

•	For purposes of calculating his lump sum cash severance payment, Bertolini’s highest annual incentive paid in the three most recent fiscal years will be used in lieu of his current annual target incentive;
•	A pro-rata annual incentive for the year of termination;
•	A lump sum supplemental pension amount based on three additional years of deemed employment or to age 65, if sooner;
•	Continued medical and other welfare benefits following termination for a period of three years or to age 65, if sooner;
•	Supplemental pension payments calculated without application of any early retirement reduction factors if termination is at or after age 50, or, if his termination occurs prior to his reaching age 50, supplemental pensions payments subject to certain early retirement reduction factors;
•	Retiree medical coverage upon attainment of age 55 and following the end of his other welfare benefit coverage provided by Schering-Plough; and
•	A tax gross-up payment to the extent any payments he received would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code.

Death and Disability. If Bertolini’s termination is due to death or disability, he (or his estate) will also be entitled to receive a fully vested, unreduced supplemental executive retirement plan benefit (calculated including the 20 years of additional credited benefit service described in the Pension Benefits Table above), payable at age 55 without reduction for early retirement.

Description of Triggering Events

Good Reason. Bertolini may resign with “good reason” under his employment agreement if any of the following occurs without his consent:

•	The assignment of duties that are inconsistent with his position or a significant diminution of his duties or responsibilities;
•	An adverse change in his title or reporting relationships;

•	The relocation of his principal place of employment to a location more than 35 miles from the previous location; or
•	Any reduction in his base salary or annual target incentive opportunity.

In addition to the “good reason” triggers under his employment agreement, during the three-year change of control employment period Bertolini may resign for “good reason” if:

•	Schering-Plough fails to cause any successor to assume the agreement; or
•	He no longer reports to the CEO of a publicly-traded company.

Cause. Schering-Plough may terminate Bertolini’s employment for cause for any of the following reasons:

•	His willful and continued failure to substantially perform his duties; or
•	His willful illegal conduct or gross misconduct that is materially and demonstrably injurious to Schering-Plough.

Estimated Payments. The following table estimates the dollar value of the payments and benefits Bertolini would have been entitled to receive under his employment agreement (and/or change of control agreement) assuming that the applicable triggering event occurred on December 31, 2007:

	Triggering Event
	Termination Occurring		Termination Occurring
	Before Change of Control	Change of Control	After Change of Control

Severance Payment (1)	$4,962,600	$—	$6,957,000
Welfare Continuation (2)	39,510	—	39,510
Stock Options Accelerated Vesting (3)	1,680,600	1,680,600	—
Shares/Units Accelerated Vesting (4)	2,264,400	11,567,770	—
Cash Long-Term Incentive Accelerated Vesting (5)	—	1,050,000	—
Enhanced Pension Benefit (6)	3,026,238	—	12,187,183
Retiree Medical Benefits (7)	—	—	193,879
280G Tax Gross-Up	—	4,704,657	8,167,134

Total Value	11,973,348	19,003,027	27,544,706

(1)	Calculated using base salary as of December 31, 2007 and 2007 target annual incentive for termination occurring prior to a change of control, and the highest annual incentive paid for the three most recently completed fiscal years for termination occurring after a change of control.

(2)	Calculation based on Schering-Plough’s annual cost for the executive’s healthcare coverage for 2007.

(3)	Unvested stock options would vest immediately upon an involuntary termination or a change of control. Value shown equals the total number of unvested stock option shares as of December 31, 2007 multiplied by the difference between Schering-Plough’s closing market price of common shares on December 31, 2007 of $26.64 and the exercise price of the option.

(4)	Unvested deferred stock units would vest immediately upon an involuntary termination or a change of control. Unvested long-term incentive plan performance units and 2007 performance-based shares would vest immediately upon a change of control. The value related to these awards equals the total number of accelerated shares or units as of December 31, 2007 multiplied by Schering-Plough’s closing market price of common shares on December 31, 2007 of $26.64. A pro-rata portion of transformational incentive shares would vest upon a change of control. The value for such shares is based on the level of performance achieved through December 31, 2007 and Schering-Plough’s closing market price of common shares on December 31, 2007 of $26.64.

(5)	The amount shown above represents the portion of the total earned award that was unvested at December 31, 2007.

(6)	Amount represents the present value of the enhanced benefit that would be received under the Schering-Plough supplemental executive retirement plan and benefits equalization plan at December 31, 2007 which includes an additional 20 years of benefit service in accordance with Bertolini’s employment agreement. The present value shown was computed using the same assumptions used for Schering-Plough retirement plans for financial statement reporting purposes at December 31, 2007. These assumptions include 2008 target liability mortality table rates and discount rate of 6.25% for the benefits equalization plan and 5.5% for the supplemental executive retirement plan.

(7)	Amount represents the present value of Schering-Plough’s cost to provide retiree medical coverage to the named executive and his spouse at December 31, 2007. The present value shown was computed using the same assumptions used for financial statement reporting purposes at December 31, 2007 (as reported in Note 8 to Schering-Plough’s Consolidated Financial Statements in the 10-K for the year ended December 31, 2007). These assumptions include 2008 target liability mortality table rates, a discount rate of 6.5% and a healthcare cost trend rate of 11% for 2007 trending down to 5.25% in 2018.

Cox — Schering-Plough and Cox entered into an employment agreement in May 2003. Her agreement provides for her employment as Executive Vice President and President, Global Pharmaceuticals, through May 31, 2008. The terms of her employment automatically extend for additional successive one-year periods until October 1, 2022, unless either party elects to terminate the agreement at least 90 days prior to the end of her then-current employment period. Cox’s agreement also provides for a three-year extension of her employment period in the event of a change of control. Under her agreement, Cox will receive an annual base salary of at least $900,000 and an annual target incentive opportunity of at least 80% of her base salary.

Termination Without Cause or by Executive With Good Reason Before Change of Control. Under her employment agreement, if Schering-Plough terminates Cox’s employment without cause or if she voluntarily resigns with good reason, then in addition to the payment of the accrued obligations described above, Cox would be entitled to receive the following payments and/or benefits:

•	A lump sum cash severance payment equal to two times the sum of (a) her annual base salary in effect at the time of termination and (b) the greater of her highest annual bonus paid in the three most recent fiscal years or her target annual incentive opportunity then in effect;
•	A pro-rata annual incentive for the year of termination;
•	Continued medical and other welfare benefits for two years following termination;
•	A minimum benefit under Schering-Plough’s supplemental executive retirement plan equal to 26% of her average final earnings and without reduction for early payment; and
•	Two years of additional service credit for purposes of determining retiree medical eligibility.

Termination Without Cause or by Executive During Window Period Following a Change of Control. If Schering-Plough terminates Cox’s employment without cause or if she voluntarily resigns during the 30-day “window” period immediately following the first anniversary of a change of control, then in addition to (or in lieu of) the payments and /or benefits described above, she would be entitled to the following:

•	Her severance multiplier would be increased from two to three;
•	Continued medical and other welfare benefits for three years following termination;
•	Three years of additional service credit for purposes of determining retiree medical eligibility; and
•	A tax gross-up payment to the extent any payments she received would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code.

Death and Disability. If Cox’s termination is due to death or disability, then in addition to payment of the accrued obligations, she (or her estate) will also be entitled to receive the following: (i) a pro-rata annual incentive; and (ii) if termination was due to her disability, continuation of medical and other welfare benefits for a period of two years.

Description of Triggering Events

Good Reason. Cox may resign for good reason under her employment agreement if any of the following occurs without her prior consent:

•	The assignment of duties that are inconsistent with her position or a significant diminution of her duties or responsibilities;
•	The relocation of her principal place of employment to a location more than 35 miles from the previous location, or, after a change of control, Schering-Plough requires her to travel on company business to a greater extent than prior to the change of control;
•	Schering-Plough fails to provide the compensation and benefits set out in the agreement;
•	Schering-Plough decides to terminate or not extend the agreement;
•	Schering-Plough terminates her employment other than as expressly permitted under the agreement; or
•	Schering-Plough fails to cause any successor to assume the agreement.

Cause. Schering-Plough may terminate Cox’s employment for cause for any of the following reasons:

•	Her repeated willful and deliberate material violations of her duties that are not remedied in a reasonable period of time after the Board gives notice of the violations;
•	Her willful misconduct that results, or can reasonably be expected to result, in material harm to Schering-Plough’s business or reputation; or
•	Her conviction or plea of nolo contendere to a felony involving moral turpitude.

Estimated Payments. The following table estimates the dollar value of the payments and benefits Cox would have been entitled to receive under her employment agreement assuming that the applicable triggering event occurred on December 31, 2007:

	Triggering Event
	Termination Occurring		Termination Occurring
	Before Change of Control	Change of Control	After Change of Control

Severance Payment (1)	$5,300,000	$—	$7,950,000
Welfare Continuation (2)	26,340	—	39,510
Stock Options Accelerated Vesting (3)	—	2,644,500	—
Shares/Units Accelerated Vesting (4)	—	13,924,030	—
Cash Long-Term Incentive Accelerated Vesting (5)	—	1,200,000	—
Enhanced Pension Benefit (6)	7,952,070	—	7,952,070
280G Tax Gross-Up	—	5,048,425	7,807,052

Total Value	13,278,410	22,816,955	23,748,632

(1)	Calculated using base salary as of December 31, 2007 and the highest annual incentive paid for the three most recently completed fiscal years.

(2)	Calculation based on Schering-Plough’s annual cost for the executive’s healthcare coverage for 2007.

(3)	Unvested stock options would vest immediately upon a change of control. Value shown equals the total number of unvested stock option shares as of December 31, 2007 multiplied by the difference between Schering-Plough’s closing market price of common shares on December 31, 2007 of $26.64 and the exercise price of the option.

(4)	Unvested deferred stock units, long-term incentive plan performance units, and 2007 performance-based shares would vest immediately upon a change of control. The value related to these awards equals the total number of accelerated shares or units as of December 31, 2007 multiplied by Schering-Plough’s closing market price of common shares on December 31, 2007 of $26.64. A pro-rata portion of transformational incentive shares would vest upon a change of control. The value for such shares is based on the level of performance achieved through December 31, 2007 and Schering-Plough’s closing market price of common shares on December 31, 2007 of $26.64.

(5)	The amount shown above represents the portion of the total earned award that was unvested at December 31, 2007.

(6)	Amount represents the present value of the enhanced benefit that would be received under the Schering-Plough supplemental executive retirement plan and benefits equalization plan at December 31, 2007. The present value shown was computed using the same assumptions used for Schering-Plough retirement plans for financial statement reporting purposes at December 31, 2007. These assumptions include 2008 target liability mortality table rates and discount rate of 6.25% for the benefits equalization plan and 5.5% for the supplemental executive retirement plan.

Koestler — Schering-Plough and Koestler entered into an employment agreement in December 2006 in connection with his appointment to his current position. This agreement replaced his July 2003 employment agreement and August 2003 change of control agreement previously in effect. His new agreement provides for his employment as Executive Vice President and President, Schering-Plough Research Institute through December 19, 2011. The terms of his employment automatically extend for additional successive one-year periods unless either party elects to terminate the agreement at least one year prior to the end of his then-current employment period. Under his agreement, Koestler will receive an annual base salary of at least $700,000 and an annual incentive opportunity of at least 70% of his base salary.

Termination Without Cause or by Executive With Good Reason Before Change of Control. Under his employment agreement, if Schering-Plough terminates Koestler’s employment without cause, or if he voluntarily resigns with good reason, then in addition to the payment of the accrued obligations described above, he will be entitled to receive the following payments and/or benefits:

•	A lump sum cash severance payment equal to three times the sum of (a) his annual base salary in effect at the time of termination and (b) his highest target annual bonus opportunity in the three most recent fiscal years;
•	Continued medical and other welfare benefits for three years following termination;
•	A lump sum supplemental pension amount based on three additional years of deemed employment or to age 65, if sooner;
•	Credit for three additional years of age and service for purposes of determining retiree medical eligibility and contribution rates.

In addition, the portion of the awards Koestler previously earned under the cash long-term incentive plan and long-term performance share unit plan that remain subject to additional service requirements (as of December 31, 2007, $735,000 and $329,588 respectively), will vest immediately as of his separation from Schering-Plough for any reason since he has already met the retirement eligibility requirements (attainment of age 55 with one year of service) under those plans.

Termination Without Cause or by Executive With Good Reason Following a Change of Control. If Schering-Plough terminates Koestler’s employment without cause, or if he voluntarily resigns with good reason within three years following a change of control (or age 65 if sooner), then in addition to (or in lieu of) the payments and/or benefits described above, he would be entitled to the following:

•	A lump sum cash severance payment equal to three (or the number of whole and partial years until age 65, if less) times the sum of (a) his annual base salary in effect at the time of termination, (b) his highest target annual bonus opportunity in the three most recent fiscal years, and (c) the amount of the highest contribution by Schering-Plough on his behalf under Schering-Plough’s qualified and nonqualified defined contribution plans for any of the three most recent fiscal years;
•	Supplemental pension payments calculated without application of any early retirement reduction factors;
•	Retiree medical coverage following the end of other welfare benefit coverage provided by Schering-Plough without regard to years of service for eligibility purposes and with credit for three additional years of service for purposes of determining contribution rates; and
•	A tax gross-up payment to the extent any payments he received would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code.

Description of Triggering Events

Good Reason. Koestler may resign with good reason under his employment agreement if any of the following occurs without his prior consent:

•	The assignment of duties that are inconsistent with his position or a significant diminution of his duties or responsibilities;
•	A significant reduction in his total compensation (unless part of a Board-approved reduction affecting similarly situated executives);
•	If, during the three-year period following a change of control, Koestler is no longer subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the continuing or successor company; or
•	If, during the three-year period following a change of control, Schering-Plough fails to comply with the provisions of the employment agreement dealing with his position, duties and compensation during that three-year period.

Cause. Schering-Plough may terminate Koestler’s employment for cause for any of the following reasons:

•	His conviction on charges of misappropriation, theft, embezzlement, kick-backs or bribery; or
•	Schering-Plough’s reasonable determination that he engaged in other deliberate, gross or willful misconduct, or dishonest acts or omissions that resulted in significant harm to Schering-Plough.

Estimated Payments. The following table estimates the dollar value of the payments and benefits Koestler would have been entitled to receive under his employment agreement assuming that the applicable triggering event occurred on December 31, 2007.

	Triggering Event
	Termination Occurring		Termination Occurring
	Before Change of Control	Change of Control	After Change of Control

Severance Payment (1)	$3,748,500	$—	$3,935,139
Welfare Continuation (2)	39,513	—	39,513
Stock Options Accelerated Vesting (3)	—	642,600	—
Shares/Units Accelerated Vesting (4)	—	4,808,147	—
Enhanced Pension Benefit (5)	1,657,075	—	1,879,096
Retiree Medical Benefits (6)	—	—	159,523
280G Tax Gross-Up	—	1,184,930	2,851,521

Total Value	5,445,088	6,635,677	8,864,792

(1)	Calculated using base salary as of December 31, 2007, and 2007 target annual incentive, and in addition, for termination occurring after a change of control, the highest Schering-Plough contribution to the 401(k) plan and unfunded savings plan on behalf of the executive for the three most recently completed fiscal years.

(2)	Calculation based on Schering-Plough’s annual cost for the executive’s healthcare coverage for 2007.

(3)	Unvested stock options would vest immediately upon a change of control. Value shown equals the total number of unvested stock option shares as of December 31, 2007 multiplied by the difference between Schering-Plough’s closing market price of common shares on December 31, 2007 of $26.64 and the exercise price of the option.

(4)	Unvested deferred stock units and 2007 performance-based shares would vest immediately upon a change of control. The value related to these awards equals the total number of accelerated shares or units as of December 31, 2007 multiplied by Schering-Plough’s closing market price of common shares on December 31, 2007 of $26.64.

(5)	Amount represents the present value of the enhanced benefit that would be received under the Schering-Plough supplemental executive retirement plan and benefits equalization plan at December 31, 2007. The present value shown was computed using the same assumptions used for Schering-Plough retirement plans for financial statement reporting purposes at December 31, 2007. These assumptions include 2008 target liability mortality table rates and discount rate of 6.25% for the benefits equalization plan and 5.5% for the supplemental executive retirement plan.

(6)	Amount represents the present value of Schering-Plough’s cost to provide retiree medical coverage to the named executive and his spouse at December 31, 2007. The present value shown was computed using the same assumptions used for financial statement reporting purposes at December 31, 2007 (as reported in Note 8 to Schering-Plough’s Consolidated Financial Statements in the 10-K for the year ended December 31, 2007). These assumptions include 2008 target liability mortality table rates, a discount rate of 6.5% and a healthcare cost trend rate of 11% for 2007 trending down to 5.25% in 2018.

Sabatino — Schering-Plough and Sabatino entered into an employment agreement in March 2004. Sabatino’s agreement provided for his employment as Executive Vice President and General Counsel of Schering-Plough. Under his agreement, Sabatino will receive an annual base salary of at least $650,000.

Termination Without Cause Before Change of Control. Under his employment agreement, if Schering-Plough terminates Sabatino’s employment without cause, then in addition to the payment of the accrued obligations described above, he will be entitled to receive the following payments and/or benefits:

•	A lump sum cash severance payment equal to three times his base salary in effect at the time of termination and current annual target incentive; and
•	Continued medical and other welfare benefits for three years following termination;

Sabatino’s employment agreement does not provide for any enhanced termination payments or benefits upon his voluntary resignation with good reason prior to a change of control.

Termination Without Cause or by Executive With Good Reason Following a Change of Control. Sabatino and Schering-Plough entered into a change of control agreement in April 2004 that triggers a change of control employment period of three years or to age 65, if sooner, upon a change of control, or upon a termination of employment by Schering-Plough in anticipation of a change of control. This agreement provides for the following payments and/or benefits in addition to (or in lieu of) those described above:

•	For purposes of calculating his lump sum cash severance payment, Sabatino’s highest annual incentive paid in the three most recent fiscal years is used in lieu of his current annual target incentive;
•	A pro-rata annual incentive for the year of termination;
•	A lump sum supplemental pension amount based on three additional years of deemed employment or to age 65, if sooner;
•	Continued medical and other welfare benefits following termination for a period of three years or to age 65, if sooner;
•	Supplemental pension payments calculated without application of any early retirement reduction factors if termination is at or after age 50;
•	Retiree medical coverage upon attainment of age 55 and following the end of his other welfare benefit coverage provided by Schering-Plough; and
•	A tax gross-up payment to the extent any payments he received would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code.

Description of Triggering Events

Good Reason. Sabatino may resign with good reason under his change of control agreement if any of the following occurs without his consent:

•	The assignment of duties that are inconsistent with his position or a significant diminution of his duties or responsibilities;
•	Schering-Plough fails to provide the compensation and benefits set out in the agreement;
•	The relocation of his principal place of employment to a location more than 35 miles from the previous location, or Schering-Plough requires him to travel on company business to a greater extent than prior to the change of control;
•	Schering-Plough terminates Sabatino’s employment other than as expressly permitted under the agreement; or
•	Schering-Plough fails to cause any of Schering-Plough’s successors to assume the agreement.

In addition, Sabatino may resign for any reason during the 30-day “window” period immediately following the first anniversary of a change of control.

Cause. Schering-Plough may terminate Sabatino’s employment for cause for any of the following reasons:

•	His willful and continued failure to substantially perform his duties with Schering-Plough or one of its affiliates; or
•	His willful illegal conduct or gross misconduct that is materially and demonstrable injurious to Schering-Plough.

Estimated Payments. The following table estimates the dollar value of the payments and benefits Sabatino would have been entitled to receive under his employment agreement assuming that the applicable triggering event occurred on December 31, 2007.

	Triggering Event
	Termination Occurring		Termination Occurring
	Before Change of Control	Change of Control	After Change of Control

Severance Payment (1)	$3,855,600	$—	$5,292,000
Welfare Continuation (2)	27,063	—	27,063
Stock Options Accelerated Vesting (3)	—	1,334,600	—
Shares/Units Accelerated Vesting (4)	—	9,688,234	—
Cash Long-Term Incentive Accelerated Vesting (5)	—	693,000	—
Enhanced Pension Benefit (6)	—	—	1,863,185
Retiree Medical Benefits (7)	—	—	200,162
280G Tax Gross-Up	—	4,002,652	3,683,924

Total Value	3,882,663	15,718,486	11,066,334

(1)	Calculated using base salary as of December 31, 2007, and 2007 target annual incentive for termination occurring prior to a change of control, and the highest annual incentive paid for the three most recently completed fiscal years for termination occurring after a change of control.

(2)	Calculation based on Schering-Plough’s annual cost for the executive’s healthcare coverage for 2007.

(3)	Unvested stock options would vest immediately upon a change of control. Value shown equals the total number of unvested stock option shares as of December 31, 2007 multiplied by the difference between Schering-Plough’s closing market price of common shares on December 31, 2007 of $26.64 and the exercise price of the option.

(4)	Unvested deferred stock units, long-term incentive plan performance units, and 2007 performance-based shares would vest immediately upon a change of control. The value related to these awards equals the total number of accelerated shares or units as of December 31, 2007 multiplied by Schering-Plough’s closing market price of common shares on December 31, 2007 of $26.64. A pro-rata portion of transformational incentive shares would vest upon a change of control. The value for such shares is based on the level of performance achieved through December 31, 2007 and Schering-Plough’s closing market price of common shares on December 31, 2007 of $26.64.

(5)	The amount shown above represents the portion of the total earned award that was unvested at December 31, 2007.

(6)	Amount represents the present value of the enhanced benefit that would be received under the Schering-Plough supplemental executive retirement plan and benefits equalization plan at December 31, 2007. The present value shown was computed using the same assumptions used for Schering-Plough retirement plans for financial statement reporting purposes at December 31, 2007. These assumptions include 2008 target liability mortality table rates and discount rate of 6.25% for the benefits equalization plan and 5.5% for the supplemental executive retirement plan.

(7)	Amount represents the present value of Schering-Plough’s cost to provide retiree medical coverage to the named executive and his spouse at December 31, 2007. The present value shown was computed using the same assumptions used for financial statement reporting purposes at December 31, 2007 (as reported in Note 8 to Schering-Plough’s Consolidated Financial Statements in the 10-K for the year ended December 31, 2007). These assumptions include 2008 target liability mortality table rates, a discount rate of 6.5% and a healthcare cost trend rate of 11% for 2007 trending down to 5.25% in 2018.

Saunders — Schering-Plough and Saunders entered into an employment agreement in December 2006 which provided for Saunders’ continued employment as Senior Vice President, Global Compliance and Business Practices through December 19, 2011. This agreement replaced his July 2003-employment agreement and August 2003 change of control agreement previously in effect. The terms of his employment agreement automatically extend for additional successive one-year periods unless either party elects to terminate the agreement at least one year prior to the end of his then-current employment period. Under his agreement, Saunders will receive an annual base salary of at least $500,000 and an annual incentive opportunity of at least 55% of his base salary. Additionally, Saunders’ agreement provides for a three-year extension of his employment period in the event of a change of control.

In February 2007, Saunders was appointed as Senior Vice President and President, Consumer Health Care of Schering-Plough.

Termination Without Cause or by Executive With Good Reason Before Change of Control. Under his employment agreement, if Schering-Plough terminates Saunders’ employment without cause, or if he voluntarily resigns with good reason, then in addition to payment of the accrued obligations described above, he will be entitled to receive the following payments and/or benefits:

•	A lump sum cash severance payment equal to two times the sum of (a) his annual base salary in effect at the time of termination and (b) his highest target annual bonus opportunity in the three most recent fiscal years;
•	Continued medical and other welfare benefits for two years following termination;
•	A lump sum supplemental pension amount based on two additional years of deemed employment or to age 65, if sooner;
•	Credit for two additional years of age and service for purposes of determining retiree medical eligibility and contribution rates.

Termination Without Cause or by Executive With Good Reason Following a Change of Control. If Schering-Plough terminates Saunders’ employment without cause, or if he voluntarily resigns with good reason within three years following a change of control (or age 65 if sooner), then in addition to (or in lieu of) the payments and/or benefits described above, he would be entitled to the following:

•	A lump sum cash severance payment equal to three (or the number of whole and partial years until age 65, if less) times the sum of (a) his annual base salary in effect at the time of termination, (b) his highest target annual bonus opportunity in the three most recent fiscal years, and (c) the amount of the highest contribution by Schering-Plough on his behalf under Schering-Plough’s qualified and nonqualified defined contribution plans for any of the three most recent fiscal years;
•	Continued medical and other welfare benefits for three years following termination;
•	A lump sum supplemental pension amount based on three additional years of deemed employment or to age 65, if sooner;
•	Supplemental pension payments calculated without application of any early retirement reduction factors if termination is at or after age 50;
•	If he is at least age 45 as of the termination date, retiree medical coverage upon attainment of age 55 and following the end of any other welfare benefit coverage provided by Schering-Plough, and if he is at least age 50 as of his termination date, retiree medical coverage following the end of other welfare benefit coverage provided by Schering-Plough without regard to years of service for eligibility purposes and with credit for three additional years of service for purposes of determining contribution rates; and
•	A tax gross-up payment to the extent any payments he received would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code.

Description of Triggering Events

Good Reason. Saunders may resign with good reason under his employment agreement if any of the following occurs without his prior consent:

•	The assignment of duties that are inconsistent with his position or a significant diminution of his duties or responsibilities;
•	He no longer reports to the CEO of a publicly-traded company; and, if, while he is required to make certifications on Schering-Plough’s behalf pursuant to the Corporate Integrity Agreement or the ASP certification, he reports to anyone other than Hassan;
•	A significant reduction in his total compensation (unless part of a Board-approved reduction affecting similarly situated executives);
•	If, during the three years following a change of control, Schering-Plough fails to comply with the provisions of the employment agreement dealing with his position, duties and compensation during that three-year period.

Cause. Schering-Plough may terminate Saunders’ employment for cause for any of the following reasons:

•	His conviction on charges of misappropriation, theft, embezzlement, kick-backs or bribery; or
•	Schering-Plough’s reasonable determination that he engaged in other deliberate, gross or willful misconduct, or dishonest acts or omissions that resulted in significant harm to Schering-Plough.

Estimated Payments. The following table estimates the dollar value of the payments and benefits Saunders would have been entitled to receive under his employment agreement assuming that the applicable triggering event occurred on December 31, 2007.

	Triggering Event
	Termination Occurring		Termination Occurring
	Before Change of Control	Change of Control	After Change of Control

Severance Payment (1)	$1,612,000	$—	$2,567,344
Welfare Continuation (2)	26,340	—	39,510
Stock Options Accelerated Vesting (3)	—	850,200	—
Shares/Units Accelerated Vesting (4)	—	8,541,791	—
Cash Long-Term Incentive Accelerated Vesting (5)	—	412,500	—
Enhanced Pension Benefit (6)	—	—	575,666
280G Tax Gross-Up	—	3,589,630	1,564,577

Total Value	1,638,340	13,394,121	4,747,097

(1)	Calculated using base salary as of December 31, 2007, and 2007 target annual incentive, and in addition, for termination occurring after a change of control, the highest Schering-Plough contribution to the 401(k) plan and unfunded savings plan on behalf of the executive for the three most recently completed fiscal years.

(2)	Calculation based on Schering-Plough’s annual cost for the executive’s healthcare coverage for 2007.

(3)	Unvested stock options would vest immediately upon a change of control. Value shown equals the total number of unvested stock option shares as of December 31, 2007 multiplied by the difference between Schering-Plough’s closing market price of common shares on December 31, 2007 of $26.64 and the exercise price of the option.

(4)	Unvested deferred stock units, long-term incentive plan performance units, and 2007 performance-based shares would vest immediately upon a change of control. The value related to these awards equals the total number of accelerated shares or units as of December 31, 2007 multiplied by Schering-Plough’s closing market price of common shares on December 31, 2007 of $26.64. A pro-rata portion of transformational incentive shares would vest upon a change of control. The value for such shares is based on the level of performance achieved through December 31, 2007 and Schering-Plough’s closing market price of common shares on December 31, 2007 of $26.64.

(5)	The amount shown above represents the portion of the total earned award that was unvested at December 31, 2007.

(6)	Amount represents the present value of the enhanced benefit that would be received under the Schering-Plough supplemental executive retirement plan and benefits equalization plan at December 31, 2007. The present value shown was computed using the same assumptions used for Schering-Plough retirement plans for financial statement reporting purposes at December 31, 2007. These assumptions include 2008 target liability mortality table rates and discount rate of 6.25% for the benefits equalization plan and 5.5% for the supplemental executive retirement plan.

GENERAL INFORMATION ABOUT VOTING AND THE ANNUAL MEETING OF SHAREHOLDERS

Shareholders Entitled to Vote

Only holders of record of common shares at the close of business on the record date, March 28, 2008, are entitled to vote shares held on that date at the Annual Meeting of Shareholders. Each outstanding common share entitles its holder to cast one vote.

Voting by Proxy

You may vote in person at the meeting. Even if you plan to attend the meeting, Schering-Plough recommends that you vote in advance of the meeting. You may vote in advance of the meeting by any of the following methods:

Vote by Mail. Sign and date each proxy and voting instruction card you receive and return it in the prepaid envelope. If you return your signed proxy and voting instruction card but do not indicate your voting preferences, your shares will be voted on your behalf FOR the election of the thirteen nominated Directors, and FOR the ratification of the designation of Deloitte & Touche LLP to audit Schering-Plough’s books and accounts for 2008.

Vote by Telephone or Internet. If you are a shareholder of record (that is, if you hold your shares in your own name), you may vote by telephone (toll free) or the internet by following the instructions on your proxy and voting instruction card. If your shares are held in the name of a bank, broker or other holder of record (that is, in “street name”), and if the bank or broker offers telephone and internet voting, you will receive instructions from them that you must follow in order for your shares to be voted. If you vote by telephone or the internet, you do not need to return your proxy and voting instruction card.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 16, 2008

This proxy statement, the 2007 financial report to shareholders and the company overview are available on Schering-Plough’s website at www.schering-plough.com/proxy.

Voting under the Schering-Plough Employees’ Savings Plans

If you are a current or former Schering-Plough employee with shares credited to an account under the Schering-Plough Employees’ Savings Plan or the Schering-Plough Puerto Rico Employees’ Retirement Savings Plan, you will receive a proxy and voting instruction card.

If you do not give voting instructions to the plan trustee by mailing your proxy and voting instruction card or voting by telephone or the internet, the trustee will vote shares you hold in the Employees’ Savings Plan or in the Puerto Rico Employees’ Retirement Savings Plan in the same proportion as shares held in that plan for which voting instructions were timely received. To allow sufficient time for the trustee to vote your shares under either plan, your voting instructions must be received by 5:00 p.m. (Eastern Time) on May 14, 2008.

Broker Discretionary Voting and Effect of Votes, Broker Non-Votes and Abstentions

A New York Stock Exchange member broker who holds shares in street name for a customer has the authority to vote on certain items if the broker does not receive instructions from the customer. New York Stock Exchange rules permit member brokers who do not receive instructions to vote on proposal one to elect directors and proposal two to ratify the designation of Deloitte & Touche LLP to audit Schering-Plough’s books and accounts for 2008.

Proxies that are counted as abstentions and any proxies returned by brokers as “non-votes” on behalf of shares held in street name (because beneficial owners’ discretion has been withheld or brokers are not permitted to vote on the beneficial owners’ behalf) will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting of Shareholders. However, any shares not voted as a result of an abstention or a broker non-vote will not be counted as voting for or against a particular matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of a vote.

Revoking a Proxy

You may change your vote or revoke your proxy at any time before the proxy is voted at the meeting. If you submitted your proxy by mail, you may change your vote or revoke your proxy by either (a) filing with the Corporate Secretary of Schering-Plough a written notice of revocation or (b) timely delivering a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may change your vote or revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting of Shareholders will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is voted at the meeting or you vote by written ballot at the Annual Meeting of Shareholders.

Attending the Meeting

You need an admission ticket and a photo identification to attend the meeting. To get an admission ticket, you must write to Schering-Plough’s transfer agent, The Bank of New York, using the following address:

BNY Mellon Shareowner Services
480 Washington Boulevard
29th Floor
Jersey City, NJ 07310
Attn: Ann-Marie Webb

If you are a record shareholder (your shares are held in your name), you must list your name exactly as it appears on your stock ownership records from The Bank of New York. If you hold shares through a bank, broker or trustee, you must also include a copy of your latest bank or broker statement showing your ownership.

Quorum

The presence at the Annual Meeting of Shareholders, in person or by proxy, of the holders of a majority of the common shares outstanding on the record date will constitute a quorum. On March 28, 2008, the record date, Schering-Plough had outstanding and entitled to vote at the Annual Meeting of Shareholders 1,621,412,744 common shares, par value $.50 per share.

Abstentions and broker non-votes are counted for determining whether a quorum is present at the meeting.

Shareholders Sharing an Address

Consistent with notices sent to record shareholders sharing a single address, we are sending only one proxy statement, 2007 financial report to shareholders and company overview to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces Schering-Plough’s printing and postage costs. Shareholders may request to discontinue householding, or may request a separate copy of the proxy statement, 2007 financial report to shareholders and company overview by one of the following methods:

•	Record shareholders wishing to discontinue or begin householding, or any record shareholder residing at a household address wanting to request delivery of a copy of the proxy statement, 2007 financial report to shareholders and company overview, should contact Schering-Plough’s transfer agent, The Bank of New York, at 877-429-1240 (U.S.), 201-680-6685 (outside of the U.S.) or www.bnymellon.com/shareowner/isd or may write to them at Schering-Plough Corporation, c/o BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015.
•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder. Any shareholder in the household may request prompt delivery of a copy of the proxy statement, 2007 financial report to shareholders and company overview by contacting Schering-Plough at 908-298-3636 or may write to Schering-Plough at Office of the Corporate Secretary, Schering-Plough Corporation, 2000 Galloping Hill Road, Mail Stop: K-1-4-4525, Kenilworth, New Jersey 07033.

SOLICITATION OF PROXIES

Schering-Plough has retained Georgeson Shareholder Communications, Inc. to solicit proxies for a fee of $15,000, plus reasonable out-of-pocket expenses. Solicitation of proxies will be undertaken through the mail, in person, by telephone, the internet, and videoconference. Officers and employees of Schering-Plough may also solicit proxies. Costs of solicitation will be borne by Schering-Plough.

SHAREHOLDER INFORMATION

Shareholder Proposals for Inclusion in 2009 Proxy Statement

Schering-Plough encourages shareholders to contact the Office of the Corporate Secretary prior to submitting a shareholder proposal or any time they have concerns about Schering-Plough. At the direction of the Board, the Office of the Corporate Secretary acts as the corporate governance liaison to shareholders.

If any shareholder intends to present a proposal for inclusion in Schering-Plough’s proxy materials for the 2009 Annual Meeting of Shareholders, such proposal must be received by Schering-Plough not later than the close of business at 5:00 p.m. (Eastern time) on December 24, 2008 for inclusion, pursuant to Rule 14a-8 under the Exchange Act, in Schering-Plough’s proxy statement for such meeting. Such proposal also will need to comply with SEC regulations regarding the inclusion of shareholder proposals in Schering-Plough-sponsored proxy materials. In order to allow Schering-Plough to identify the proposal as being subject to Rule 14a-8 and to respond in a timely manner, shareholder proposals are required to be submitted to the Office of the Corporate Secretary as follows:

Office of the Corporate Secretary
Schering-Plough Corporation
2000 Galloping Hill Road
Mail Stop: K-1-4-4525
Kenilworth, New Jersey 07033
Phone: 908-298-3636
Fax: 908-298-7303

Other Shareholder Proposals for Presentation at the 2009 Annual Meeting of Shareholders

The By-Laws of Schering-Plough provide a formal procedure for bringing business before the Annual Meeting of Shareholders. A shareholder proposing to present a matter before the 2009 Annual Meeting of Shareholders is required to deliver a written notice to the Corporate Secretary of Schering-Plough, not earlier than the close of business at 5:00 p.m. (Eastern time) on January 16, 2009 and not later than February 15, 2009. In the event that the date of the Annual Meeting of Shareholders is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s Annual Meeting of Shareholders, the notice must be delivered to the Corporate Secretary of Schering-Plough not earlier than the 120th day prior to such Annual Meeting of Shareholders and not later than the later of the 90th day prior to such Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of such meeting is first made by Schering-Plough if the announcement is made less than 99 days prior to the Annual Meeting of Shareholders. The notice must contain a brief description of the business desired to be brought, the reasons for conducting such business, the name and address of the shareholder and the number of shares of Schering-Plough’s stock the shareholder beneficially owns, and any material interest of the shareholder in such business. If these procedures are not complied with, the proposed business will not be transacted at the Annual Meeting of Shareholders. Such By-Law provisions are not intended to affect any rights of shareholders to request inclusion of proposals in Schering-Plough’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Pursuant to Rule 14a-4 under the Exchange Act, if a shareholder notifies Schering-Plough after March 9, 2009 of an intent to present a proposal at Schering-Plough’s 2009 Annual Meeting of Shareholders (and for any reason the proposal is voted upon at that Annual Meeting of Shareholders), Schering-Plough’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Procedures for Shareholder Nomination of Directors

The Nominating and Corporate Governance Committee will consider shareholder recommendations for Directors. Shareholder recommendations must be forwarded by the shareholder to the Office of the Corporate Secretary of Schering-Plough with biographical data about the recommended individual.

The By-Laws of Schering-Plough provide the formal procedure for nominations by shareholders of Director candidates. A shareholder intending to make such a nomination is required to deliver to the Office of the Corporate Secretary of Schering-Plough, not less than 30 days prior to a meeting called to elect Directors, a notice with the name, age, business and residence addresses and principal occupation or employment of, and number of shares of stock of Schering-Plough beneficially owned by, such nominee, such other information regarding the nominee as would be required in a proxy statement prepared in accordance with the proxy rules of the SEC, and a consent to serve, if elected, of the nominee. A nomination not made in accordance with this procedure will be void.

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented at the meeting. If, however, other matters are properly presented, the designated proxies — Fred Hassan, Robert J. Bertolini and Susan Ellen Wolf — will vote the shares represented thereby in accordance with the recommendation of the Board as to such matters, or if no recommendation is made by the Board, then in accordance with the Board’s best judgment pursuant to the authority granted in the proxy.

By Order of the Board of Directors

Susan Ellen Wolf
Corporate Secretary and
Vice President – Governance

Human Prescription Brands

Consumer Health Care Brands

Animal Health Brands

The Board recommends a vote FOR proposals 1 and 2.								Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

		The Board Recommends ↓ FOR ALL ☐	WITHHELD FOR ALL ☐	EXCEPTIONS* ☐
1 -	Elect thirteen Directors named below for a one-year term:						The Board Recommends ↓ FOR ☐
								AGAINST ☐	ABSTAIN ☐
					2.	Ratify the designation of Deloitte & Touche LLP to audit the books and accounts for 2008.
Nominees:
	01 - Hans W. Becherer 02 - Thomas J. Colligan 03 - Fred Hassan 04 - C. Robert Kidder 05 - Eugene R. McGrath 06 - Carl E. Mundy, Jr. 07 - Antonio M. Perez	08 - Patricia F. Russo 09 - Jack L. Stahl 10 - Craig B. Thompson, M.D. 11 - Kathryn C. Turner 12 - Robert F.W. van Oordt 13 - Arthur F. Weinbach

Your internet or telephone vote authorizes the named proxies or trustee to vote your shares in the same manner as if you marked, signed and returned your proxy and voting instruction card, and there is no need for you to mail back your card.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

Signature						Date
Please vote, sign, date and return this card promptly using the enclosed envelope. Sign exactly as your name appears on this card. When signing as attorney, trustee, etc., give full title.

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
The internet and telephone voting facilities will close at 5:00 p.m. Eastern Time on May 15, 2008.
For Savings Plan Participants, to allow sufficient time for the trustee to vote your plan shares, voting facilities will close at 5:00 p.m. Eastern Time on May 14, 2008.
Your internet or telephone vote authorizes the named proxies or trustee to vote your shares in the same manner as if you marked, signed and returned your proxy and voting instruction card.

INTERNET http://www.eproxy.com/sgp Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy and voting instruction card.
To vote by mail, mark, sign and date your proxy and voting instruction card and return it in the enclosed postage-paid envelope.

SCHERING-PLOUGH CORPORATION — PROXY AND VOTING INSTRUCTION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS, MAY 16, 2008

I appoint Fred Hassan, Robert J. Bertolini and Susan Ellen Wolf individually as proxies to vote all of my Schering-Plough Corporation common shares entitled to vote at the Annual Meeting of Shareholders to be held at The University of Memphis, FedEx Institute of Technology, 365 Innovation Drive, Memphis, Tennessee, on Friday, May 16, 2008, and at any and all adjournments or postponements of that meeting, as directed on the other side of this card and, in their discretion upon other matters that arise at the meeting. I revoke any proxy previously given for the same shares.

The proxy is solicited on behalf of the Board of Directors of Schering-Plough. This proxy when properly executed will be voted in the manner directed on the reverse side of this card. If no instructions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors.

For participants in the Schering-Plough Employees’ Savings Plan and Schering-Plough Puerto Rico Employees’ Retirement Savings Plan: In accordance with the provisions of the plans, I direct the trustee of such plans to sign a proxy for me in substantially the form set forth on the reverse side of this card. Voting rights will be exercised by the trustee as directed. If the trustee does not receive voting instructions for shares credited to Company Stock Account(s) under the plans, it will vote those shares in the same proportion as shares held under each respective plan for which voting instructions were timely received.

(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

SCHERING-PLOUGH CORPORATION
2000 Galloping Hill Road
Kenilworth, New Jersey 07033

2008 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

The Annual Meeting of Shareholders of Schering-Plough Corporation will be held at The University of Memphis, FedEx Institute of Technology, 365 Innovation Drive, Memphis, Tennessee, on Friday, May 16, 2008 at 8:00 a.m.

To be certain that your vote is counted, we urge you to complete and sign the proxy and voting instruction card above, detach it from this letter, and return it in the prepaid envelope enclosed in this package. Alternatively, you can vote by internet or telephone by following the instructions on the opposite side of this card.

Admission to the meeting will be by ticket only. If you are a shareholder of record and plan to attend, please write to The Bank of New York at the address found in your proxy statement and an admission ticket will be sent to you. To be admitted, you must present both the admission ticket and a photo identification.

Susan Ellen Wolf Corporate Secretary and Vice President — Governance

April 23, 2008